UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT of 1934
(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

DiamondRock Hospitality Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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March 19, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 annual meeting of stockholders of DiamondRock Hospitality Company. The annual meeting will be held on Wednesday, April 28, 2010 at 12:00 noon, local time, at the Bethesda Marriott Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland.

The attached proxy statement, accompanied by the notice of the meeting describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of DiamondRock Hospitality Company by voting on the matters described in this proxy statement. We hope that you will be able to attend the meeting. Following the formal portion of the meeting, our directors and management team will be available to answer appropriate questions.

Your vote is important. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it as promptly as possible or authorize a proxy to vote your shares by calling the toll-free telephone number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as you have previously instructed or you may withdraw your proxy at the meeting and vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Mark W. Brugger
Chief Executive Officer

DIAMONDROCK HOSPITALITY COMPANY
6903 Rockledge Drive
Suite 800
Bethesda, MD 20817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 28, 2010

The 2010 annual meeting of stockholders of DiamondRock Hospitality Company, a Maryland corporation, will be held on Wednesday, April 28, 2010 at 12:00 noon, local time, at the Bethesda Marriott Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland, for the following purposes:

1. To elect directors nominated by our Board of Directors, each to serve for a one-year term and until their respective successors are duly elected and qualify;

2. To ratify the appointment of KPMG LLP as independent auditors of DiamondRock Hospitality Company to serve for 2010; and

3. To consider and act upon any other matters that are properly brought before the annual meeting and at any adjournments or postponements thereof.

You may vote if you were a stockholder of record as of the close of business on March 3, 2010. If you do not plan to attend the meeting and vote your shares of common stock in person, please authorize a proxy to vote your shares in one of the following ways:

•	Use the toll-free telephone number shown on your proxy card (this call is toll-free if made in the United States or Canada);

•	Go to the website address shown on your proxy card and authorize a proxy via the Internet; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors

William J. Tennis
Corporate Secretary

March 19, 2010

PROXY STATEMENT

Diamondrock Hospitality Company
6903 Rockledge Drive
Suite 800
Bethesda, MD 20817

This proxy statement and the enclosed proxy card are being mailed to stockholders on or about March 19, 2010 and are furnished in connection with the solicitation of proxies by the Board of Directors of DiamondRock Hospitality Company, a Maryland corporation (“DiamondRock” or the “Company”), for use at the 2010 annual meeting of our stockholders to be held on Wednesday, April 28, 2010 at 12:00 noon, local time, at the Bethesda Marriott Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland, and at any adjournments or postponements thereof.

INFORMATION ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

At the annual meeting, stockholders will be asked to vote upon the matters set forth in the accompanying notice of meeting, including the election of directors nominated by our Board of Directors and ratification of the appointment of KPMG LLP as our independent auditors for 2010.

Attending the Meeting

All stockholders of record of shares of our common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder or proxy holder will be asked to present a form of valid government issued picture identification, such as a driver’s license or passport.

Voting

If our records show that you were a stockholder of record (i.e., a “registered stockholder”) as of the close of business on March 3, 2010, which is referred to in this proxy statement as the record date, you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held as of the close of business on the record date. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

Voting in Person at the Meeting.  If you are a registered stockholder and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held by a broker, bank or other nominee (i.e., in “street name”) and you wish to vote in person at the meeting, you will need to obtain a legal proxy from the broker, bank or other nominee that holds your shares of common stock of record.

Authorizing a Proxy for Shares Registered Directly in Your Name.  If you are a registered stockholder, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock by using the toll-free telephone number or the website listed on the proxy card or by signing, dating and mailing the proxy card in the postage-paid envelope provided.

•	Authorize a Proxy by Telephone. You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on the accompanying proxy card. Authorizing a proxy by telephone is available 24 hours per day until 11:59 p.m., Eastern Time, on April 27, 2010. When you call, please have your proxy card in hand, and you will receive a series of voice instructions which will allow you to authorize a proxy to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Authorize a Proxy by Internet. You also have the option to authorize a proxy to vote your shares via the Internet. The website for authorizing a proxy is printed on your proxy card. Authorizing a proxy by Internet is available 24 hours per day until 11:59 p.m., Eastern Time, on April 27, 2010. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Authorize a Proxy by Mail. If you would like to authorize a proxy to vote your shares by mail, mark, sign and date your proxy card and return in the postage-paid envelope provided.

Authorizing a Proxy for Shares Registered in Street Name.  If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted in accordance with your instructions. The broker, bank or other nominee for your shares is required to follow your voting instructions. Accordingly, you will need to follow the directions you receive from your broker, bank or other nominee. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of KPMG LLP as our independent registered public accounting firm (proposal two) is considered to be a discretionary item under the NYSE rules and your broker, bank or other nominee will be able to vote on that item even if it does not receive instructions from you. Starting this year, the uncontested election of directors (proposal one) is a “non-discretionary” item. If you do not instruct your broker, bank or other nominee how to vote with respect to this item, it may not vote with respect to this proposal and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a broker, bank or other nominee that returns a properly executed proxy but does not have discretionary authority to vote on a particular matter.

Quorum

The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting constitutes a quorum for the transaction of business at the annual meeting. As of the record date, there were 130,051,877 shares of common stock outstanding and entitled to vote at the annual meeting. Votes withheld for director nominees, abstentions or “broker non-votes” will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting. If a quorum is not present at the scheduled time of the meeting, the chairman may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.

Multiple Stockholders Sharing the Same Address

The rules of the Securities and Exchange Commission, or the SEC, allow for householding, which is the delivery of a single copy of an annual report and proxy statement to any address shared by two or more stockholders. Duplicate mailings can be eliminated by the consent of the household stockholders, or through implied consent if (1) it is believed that the stockholders are members of the same family, (2) the stockholders are notified that householding is to be used and (3) the stockholders do not request continuation of duplicate mailings. If you own shares of common stock in your own name as a holder of record, householding will not apply to your shares. If your shares of common stock are held in street name, depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to discontinue duplicate mailings to your address. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.

If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to DiamondRock Hospitality Company, 6903 Rockledge Drive, Suite 800, Bethesda, MD 20817, Attention: Corporate Secretary; or call us with your request at (240) 744-1150.

Other Matters

We are not currently aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

Right to Revoke Proxy

You may revoke your proxy at any time before it has been exercised by:

•	filing a written revocation with our Corporate Secretary, c/o DiamondRock Hospitality Company, 6903 Rockledge Drive, Suite 800, Bethesda, MD 20817;

•	authorizing a new proxy by telephone, Internet or proxy card after the date of the previously submitted proxy; or

•	appearing in person, revoking your proxy and voting by ballot at the annual meeting.

Any stockholder of record as of the record date attending the annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy.

Other Information

For your review, our 2009 annual report, including a copy of our annual report filed with the SEC on Form 10-K (including financial statements for the fiscal year ended December 31, 2009), is being mailed to stockholders concurrently with this proxy statement. Although our annual report is not part of the proxy solicitation material, we recommend that you review our 2009 annual report prior to voting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 28, 2010:

Our proxy statement, form of proxy card and 2009 annual report on Form 10-K for the fiscal year ended December 31, 2009 are available at www.drhc.com/proxy_statements.asp.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Our business is built on relationships — with our investors, with the global brand companies we utilize for our hotels and with the management companies who manage our hotels. We are committed to keeping our relationships strong by communicating openly about our business practices, being transparent about our performance and remaining accountable for our conduct. We take our commitments seriously.

At the core of these commitments, of course, is the role of our Board of Directors in overseeing the management of the Company’s business and affairs. We believe that an active, informed, independent and involved board is essential for ensuring our integrity, transparency and long-term strength. We believe that our Board of Directors embodies each of those characteristics. We have assembled a Board of Directors that is comprised of individuals with a wide breadth of experience including: a member with several decades of real estate experience; the retired chairman of Andersen Worldwide; a leading corporate lawyer; and a retired chief executive officer, as well as our former Chief Executive Officer, current Chief Executive Officer and our President and Chief Operating Officer.

We follow through on our commitment by implementing what we believe are sound corporate governance practices, including:

Board Structure

•	All of the members of our Board of Directors are elected annually;

•	A majority of the members of our Board of Directors are independent of the Company and its management;

•	All members of the three standing committees of our Board of Directors (Audit, Compensation and Nominating and Corporate Governance) are independent of the Company and its management; and

•	The independent members of our Board of Directors as well as each of the Committees meet regularly without the presence of management.

Change of Control

•	We do not have a stockholder rights plan (i.e., “poison pill”); and

•	We have opted out of the Maryland business combination and control share acquisition statutes and we may only opt back into such statutes with the affirmative vote of a majority of votes cast by stockholders entitled to vote generally for directors and the affirmative vote of a majority of continuing directors, meaning the initial directors and the directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors then serving as directors of the Company.

Stock Ownership Policies

•	We have adopted policies prohibiting the sale of our common stock by:

•	each non-executive member of our Board of Directors unless he or she owns a minimum amount of stock of the Company with a value of three times his or her annual cash retainer; and

•	our Chief Executive Officer and his three direct reports unless he or she owns stock of the Company with a value of between three and four times his or her base salary.

Clawback Policy

•	We have adopted a policy pursuant to which the Company would seek to recoup any incentive cash compensation paid to an executive based upon financial results that are later restated and would have resulted in a lower incentive cash compensation award.

The Board of Directors and Its Committees

Board of Directors

We are managed under the direction of our Board of Directors. Our directors are: Daniel J. Altobello, Mark W. Brugger, W. Robert Grafton, Maureen L. McAvey, William W. McCarten, Gilbert T. Ray and John L. Williams. Mr. McCarten is the Chairman of our Board of Directors and Mr. Grafton is our lead director. Each of our seven directors stands for election annually.

On December 15, 2009, Mr. McCarten announced his intention to retire as an executive officer and the Executive Chairman of our Board of Directors, effective as of December 31, 2009. Mr. McCarten serves as the non-executive Chairman of our Board of Directors, effective as of January 1, 2010.

Director Independence.  Our Board of Directors has adopted Guidelines on Significant Governance Issues (“Corporate Governance Guidelines”), which provide that a majority of our directors must be independent. In order to qualify as an “independent director” under our independence standards, a director must be “independent” within the meaning of the NYSE Corporate Governance Rules, which provides that our Board of Directors must determine whether a director has a material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and whether, within the past three years:

•	the director was employed by the Company (except on an interim basis);

•	an immediate family member of the director was an officer of the Company;

•	the director or an immediate family member is a current partner of a firm that is our internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

•	the director or an immediate family member of the director was employed by a company when a present officer of the Company sat on that company’s compensation committee;

•	the director or an immediate family member received, during any 12-month period, more than $100,000 in compensation from the Company, other than director or committee fees or deferred compensation; or

•	the director is an employee, or an immediate family member is an executive officer, of a company that makes payments to or receives payments from the Company which exceed the greater of $1 million or 2% of that company’s consolidated gross revenue over one fiscal year.

In addition, our Board of Directors considers, among other factors, whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company; whether the director receives any compensation or other fees from the Company, other than director fees; and whether we and/or any of our affiliates make substantial contributions to tax-exempt organizations with which the director, or the director’s spouse, is affiliated.

Our Board of Directors has determined that each of Messrs. Altobello, Grafton and Ray and Ms. McAvey is an “independent” director under our independence standards and under the NYSE Corporate Governance Rules. These four directors comprise a majority of our seven-member Board of Directors.

Meetings.  Our Board of Directors met six times during 2009. Each of our directors attended at least 75% of the meetings of our Board of Directors. We expect each of our directors to attend our annual meeting of stockholders in person unless doing so would be impracticable due to unavoidable conflicts. In 2009, all of our directors attended our annual meeting of stockholders.

Directors who qualify as being “non-management” within the meaning of the NYSE Corporate Governance Rules meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of our entire Board of Directors and at such other times that our non-management directors deem appropriate. Each director has the right to call an executive session. The executive sessions are chaired by Mr. Grafton, the lead director of our Board of Directors.

Committees

Our Board of Directors has established an Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee and has adopted written charters for each committee. A copy of each of our Audit Committee charter, Compensation Committee charter and Nominating and Corporate Governance Committee charter is available on our website at http://www.drhc.com under the heading “Corporate Governance” and subheading “Committee Charters.” These charters are also available in print to any stockholder upon written request addressed to Investor Relations, c/o DiamondRock Hospitality Company, 6903 Rockledge Drive, Suite 800, Bethesda, MD 20817.

Our Board of Directors may from time to time establish special or standing committees to facilitate the management of DiamondRock or to discharge specific duties delegated to the committee by our full Board of Directors.

Audit Committee.  Our Audit Committee, pursuant to its written charter, assists our Board of Directors in its oversight of (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications, independence and performance of our independent auditors; and (v) the performance of our internal audit function.

Our Audit Committee is comprised of all four of our independent directors: W. Robert Grafton (Chairman), Daniel J. Altobello, Maureen L. McAvey and Gilbert T. Ray. Each member of our Audit Committee is “independent” as that term is defined by the SEC and the NYSE. Our Board of Directors determined that each of Mr. Grafton and Mr. Altobello qualifies as an “audit committee financial expert” as such term is defined under the rules of the SEC. In accordance with the SEC’s safe harbor relating to audit committee financial experts, a person designated or identified as an audit committee financial expert will not be deemed an “expert” for purposes of federal securities laws. In addition, such designation or identification does not impose on such person any duties, obligations or liabilities that are greater than those imposed on such person as a member of the Audit Committee or Board of Directors in the absence of such designation or identification and does not affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.

Our Audit Committee met four times during 2009 and each of the members of the Audit Committee attended at least 75% of the meetings of the Audit Committee.

The Report of our Audit Committee is included in this proxy statement.

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee, pursuant to its written charter, is responsible for, among other things: (i) identifying and recommending qualified individuals to become members of our Board of Directors and the appointment of members to its various committees; (ii) overseeing the annual performance evaluation of our Board of Directors; and (iii) developing and recommending to our Board of Directors a set of corporate governance guidelines and policies and a code of ethics, and periodically reviewing and recommending any changes to such guidelines and code.

Our Nominating and Corporate Governance Committee is comprised of all four of our independent directors, Gilbert T. Ray (Chairman), Daniel J. Altobello, W. Robert Grafton and Maureen L. McAvey. Our Nominating and Corporate Governance Committee met four times during 2009 and each of the members of the Nominating and Corporate Governance Committee attended at least 75% of the meetings of the Nominating and Corporate Governance Committee.

Compensation Committee.  Our Compensation Committee, pursuant to its written charter, among other things, (i) reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and determines and approves the chief executive officer’s compensation levels based on its evaluation and (ii) reviews and approves or makes recommendations to our Board of Directors with respect to the compensation for our other executive officers and non-employee directors. Our Compensation Committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the chief executive officer or other executive officer compensation. Our Compensation Committee is comprised of all four of our independent directors, Daniel J. Altobello (Chairman), W. Robert Grafton, Maureen L. McAvey and Gilbert T. Ray. Our Compensation Committee met five times during 2009 and each of the members of our Compensation Committee attended at least 75% of the meetings of our Compensation Committee.

The Report of our Compensation Committee is included in this proxy statement.

Consideration of Director Nominees

Stockholder Recommendations.  Stockholders of record of DiamondRock may recommend candidates for inclusion by our Board of Directors in the slate of nominees that our Board of Directors recommends to stockholders. Our Nominating and Corporate Governance Committee’s current policy is to review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by our Nominating and Corporate Governance Committee and set forth in its charter. All stockholder recommendations for director candidates must be submitted to our Corporate Secretary at DiamondRock Hospitality Company, 6903 Rockledge Drive, Suite 800, Bethesda, MD 20817, who will forward all recommendations to our Nominating and Corporate Governance Committee. We did not receive any stockholder recommendations for director candidates for election at our 2010 annual meeting. All stockholder recommendations for director candidates for election at our 2011 annual meeting of stockholders must be submitted to our Corporate Secretary not less than 120 calendar days prior to the date on which the Company’s proxy statement was released to our stockholders in connection with the previous year’s annual meeting and must include the following information:

•	the name and address of record of the stockholder;

•	a representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

•	a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board of Directors membership as approved by our Board of Directors from time to time;

•	a description of all arrangements or understandings between the stockholder and the proposed director candidate;

•	the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Stockholders also have the right to directly nominate director candidates, without any action or recommendation on the part of our Nominating and Corporate Governance Committee or our Board of Directors by following the procedures set forth in the Bylaws of the Company and described in the section titled “Stockholder Nominations for Director.”

Board of Directors Membership Criteria.  Our Board of Directors has established criteria for Board of Directors membership. These criteria include the following specific, minimum qualifications that our

Nominating and Corporate Governance Committee believes must be met by a nominee for a position on our Board of Directors, including that the nominee shall:

•	have the highest personal and professional integrity;

•	have demonstrated exceptional ability and judgment; and

•	be most effective, in conjunction with the other nominees to our Board of Directors, in collectively serving the long-term interests of our stockholders.

In addition to the minimum qualifications for each nominee set forth above, our Nominating and Corporate Governance Committee will recommend director candidates to the full Board of Directors for nomination, or present director candidates to the full Board of Directors for consideration, to help ensure that:

•	a majority of our Board of Directors will be “independent” as defined by the NYSE Corporate Governance Rules;

•	each of our Audit, Compensation and Nominating and Corporate Governance Committees will be comprised entirely of independent directors; and

•	at least one member of our Audit Committee will have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Identifying and Evaluating Nominees.  Our Nominating and Corporate Governance Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, our chairman and chief executive officer, other executive officers, third-party search firms or any other source it deems appropriate.

Our Nominating and Corporate Governance Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a stockholder in compliance with our Nominating and Corporate Governance Committee’s procedures for that purpose, including conducting inquiries into the background of proposed director candidates. In identifying and evaluating proposed director candidates, our Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications for Board of Directors membership approved by our Board of Directors, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of our Board of Directors. Other than circumstances in which we are legally required by contract or otherwise to provide third parties with the right to nominate directors, our Nominating and Corporate Governance Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a stockholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Criteria and Diversity.  In considering whether to recommend any candidate for inclusion in our Board’s slate of recommended director nominees, including candidates recommended by stockholders, our Nominating and Corporate Governance Committee will apply the minimum criteria set forth above as well as the Board membership criteria set forth in our Corporate Governance Guidelines. We do not have a formal diversity policy. However, our Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee, when recommending to our Board of Directors the types of skills and characteristics required of Board members, should consider such factors as relevant experience, intelligence, independence, commitment, compatibility with the Board culture, prominence, diversity, understanding of our business and such other factors deemed relevant. Our Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Nominating and Corporate Governance Committee may therefore consider a broad range of factors related to the qualifications and background of nominees, which is not limited only to diversity. Pursuant to our Corporate Governance Guidelines, our Nominating and Corporate Governance Committee will confer with our full Board of Directors as to the criteria it intends to apply before a search for a new director is commenced.

Board Leadership Structure.  Pursuant to our Corporate Governance Guidelines, our Board of Directors has not established a fixed policy as to whether the roles of Chief Executive Officer and Chairman of our Board of Directors should be separate. Our Corporate Governance Guidelines permit our Board of Directors to make a choice whether to combine or separate these roles in any manner that it deems best for the Company at a given point in time. Currently, our Board of Directors believes, following the retirement of Mr. McCarten as Executive Chairman, that it is in the best interests of the Company that the roles of Chief Executive Officer and Chairman be separated in order for the individuals to focus on their primary roles. Our Chief Executive Officer, Mark Brugger, is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while William McCarten, our Chairman, provides guidance to our Chief Executive Officer, presides over meetings of our full Board of Directors and, together with the lead director, sets the agenda for Board meetings. In the future, our Board of Directors may determine that it would be in the best interests of the Company to combine the roles of Chairman and Chief Executive Officer.

Our Corporate Governance Guidelines provide that our Board of Directors will adopt a “lead director” structure where one independent director is selected to serve as an interface between the Chief Executive Officer and our Board of Directors. Mr. Grafton is our lead director. The lead director is the presiding director when our Board of Directors meets in executive session. In addition, our lead director’s duties include assisting our Board of Directors in assuring compliance with and implementation of our Corporate Governance Guidelines, coordinating the agenda for and moderating sessions of our Board’s independent directors and acting as principal liaison between our independent directors and our Chief Executive Officer on sensitive issues.

The Board’s Role in Risk Oversight.  Our Board of Directors plays an important role in the risk oversight of the Company. Our Board of Directors is involved in risk oversight through its direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. Our Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) administers its risk oversight function by receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. In addition, our Board of Directors administers its risk oversight function through the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, new borrowings, significant capital expenditures, refinancings and the appointment and retention of DiamondRock’s senior management. There is also direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees and regular periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of DiamondRock as a REIT for tax purposes and DiamondRock’s internal controls and financial reporting. Our Board of Directors also relies on management to bring significant matters impacting DiamondRock to its attention. As part of its charter, our Audit Committee discusses our policies with respect to risk assessment and risk management.

Risk Considerations in our Compensation Program.  Our Compensation Committee regularly considers whether our compensation program encourages our executives to prudently manage enterprise risk. DiamondRock’s leadership and culture encourage long-term stockholder value creation, not short-term stockholder-value maximization. We evaluate performance along both quantitative and qualitative factors and review not only “what” is achieved, but also “how” it is achieved. Consistent with our long-term focus, we do not believe that any of our compensation policies and practices for our named executive officers or any other employee encourage excessive risk. In fact, many elements of our executive compensation program serve to mitigate excessive risk taking. For example, we provide what we believe to be a balanced mix of base salary, annual cash incentives and long-term equity grants. Our base salary provides a guaranteed level of income that does not vary with performance. We balance incentives tied to short-term annual performance with equity incentives for which value is earned over a multiple year period. In this way, our executives are motivated to consider the impact of decisions over the short, intermediate, and long terms. Our annual cash incentive plan limits annual bonuses to 150% of target levels to mitigate the risk of “windfall” compensation. Our long-term incentive program does not overemphasize stock options, and includes a significant portion in the form of full-value shares, which encourage our executives to maintain as well as increase stockholder value. Our clawback policy and stock ownership policies further mitigate risk. For more information regarding our compensation program, see the section titled “Compensation Discussion and Analysis.”

Communications with our Board of Directors

If you wish to communicate with any of our directors or our Board of Directors as a group, you may do so by writing to them at [Name(s) of Director(s)/Board of Directors of DiamondRock Hospitality Company], c/o Corporate Secretary, DiamondRock Hospitality Company, 6903 Rockledge Drive, Suite 800, Bethesda, MD 20817.

If you wish to contact our Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to the Chairman of the Audit Committee of the Board of Directors of DiamondRock Hospitality Company, c/o Corporate Secretary, DiamondRock Hospitality Company, 6903 Rockledge Drive, Suite 800, Bethesda, MD 20817. In addition, you may do so online at www.drhc.com/whistleblower.asp. You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

If you wish to communicate with our non-management directors as a group, you may do so by writing to Non-Management Directors of DiamondRock Hospitality Company, c/o Corporate Secretary, DiamondRock Hospitality Company, 6903 Rockledge Drive, Suite 800, Bethesda, MD 20817.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Corporate Secretary will be forwarded by the Corporate Secretary promptly to the addressee(s).

Other Corporate Governance Matters

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, or our Code of Ethics, relating to the conduct of our business by our employees, executive officers and directors. Day-to-day responsibility for administering and interpreting our Code of Ethics has been delegated by our Board of Directors to our general counsel, who is also our compliance officer.

Our Code of Ethics contains compliance procedures, allows for the anonymous reporting of a suspected violation of our Code of Ethics and specifically forbids retaliation against any officer or employee who reports suspected misconduct in good faith. The provisions of our Code of Ethics may only be waived or amended by our Board of Directors or, if permitted, a committee of our Board of Directors. Such waivers or amendments must be promptly disclosed to our stockholders in accordance with applicable laws and rules and regulations of the NYSE. We intend to disclose any amendments to our Code of Ethics, as well as any waivers for executive officers, on our website.

A copy of the Code of Ethics is available on our website at http://www.drhc.com under the heading “Corporate Governance” and subheading “Corporate Governance Charters.” A copy of our Code of Ethics is also available, without charge, in print to any stockholder upon written request addressed to Investor Relations, DiamondRock Hospitality Company, 6903 Rockledge Drive, Suite 800, Bethesda, MD 20817.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on our website at http://www.drhc.com under the heading “Corporate Governance”, under the subheading “Corporate Governance Charters” and under the document entitled “Guidelines on Significant Governance Issues.” Our Corporate Governance Guidelines are also available, without charge, in print to any stockholder upon written request addressed to Investor Relations, DiamondRock Hospitality Company, 6903 Rockledge Drive, Suite 800, Bethesda, MD 20817.

Conflicts of Interest

Our Code of Ethics contains a conflicts of interest policy to reduce potential conflicts of interest. Our conflicts of interest policy provides that any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the compliance officer, who must then notify our Board of Directors or a committee of our Board of Directors. Actual or potential conflicts of interest involving a director, executive officer or the compliance officer should be disclosed directly to our Chairman of our Board of Directors and the Chairperson of our Nominating and Corporate Governance Committee. A “conflict of interest” occurs when a director’s, officer’s or employee’s personal interest interferes with our interests.

Maryland law provides that a contract or other transaction between a corporation and any of the corporation’s directors or any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•	the fact of the common directorship or interest is disclosed or known to the board of directors or a committee of the board of directors, and the board of directors or that committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed to stockholders entitled to vote on the contract or transaction, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote on the matter, other than votes of stock owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation.

DIRECTOR COMPENSATION

The following chart summarizes the compensation paid to our non-executive directors in 2009. Directors who are employees receive no separate compensation for being members of our Board of Directors:

Director Compensation

	Fees Earned or
	Paid in	Stock	All Other
	Cash	Awards(2)	Compensation	Total
Name(1)	($)	($)	($)(3)	($)

W. Robert Grafton (Lead Director & Audit Committee Chairperson)	75,000	50,000	1,831	126,831
Daniel J. Altobello (Compensation Committee Chairperson)	57,500	50,000	4,622	112,122
Maureen L. McAvey (Director)	50,000	50,000	—	100,000
Gilbert T. Ray (Nominating and Governance Committee Chairperson)	57,500	50,000	4,286	111,786

(1)	Messrs. McCarten, Brugger and Williams are not included in this table because they were employees of the Company in 2009 and thus received no separate compensation for services as directors. Effective as of December 31, 2009, Mr. McCarten retired as Executive Chairman of our Board of Directors. He will continue as the non-executive Chairman of our Board of Directors in 2010 and he will receive compensation as a director in 2010 as more fully described in the section titled “Compensation of Chairman.”

(2)	The amounts set forth in this column represent the grant-date fair value of equity awards to our non-employee directors. Each non-employee director received 7,396 fully vested shares of common stock on July 31, 2009. Such shares had a market value of $50,000 on such date, based on the closing price for shares of our common stock on the NYSE. The fair market value of such shares was recognized as compensation expense on the grant date.

(3)	Reimbursement for lodging, meals, parking and certain other expenses at one of our hotels or at a hotel and resort managed or franchised by Marriott, Starwood or Hilton.

Cash Compensation

In July of each year, our Compensation Committee reviews the compensation of our non-employee directors. In July 2008, our Compensation Committee engaged an independent consultant, Frederic W. Cook & Co., Incorporated (“F.W. Cook”) to review the compensation paid to members of the board of directors of our competitive set. Our Compensation Committee did not commission a new study in 2009. After reviewing the study from 2008 and discussing the matter with the independent compensation consultant, our Compensation Committee concluded that a change in compensation for our Board of Directors in 2009 was not warranted.

We paid each of our non-employee directors, other than Mr. McCarten, an annual cash retainer of $50,000. We paid an additional annual retainer to our lead director ($10,000 annual fee) as well as to the Chairpersons of our Audit Committee ($15,000 annual fee), Nominating and Corporate Governance Committee ($7,500 annual fee) and Compensation Committee ($7,500 annual fee). We compensate our directors through a single annual retainer as opposed to per meeting fees. We have structured their compensation in this manner in order to simplify and clarify director compensation as each of our three standing committees are comprised of the same four independent directors and often a meeting might discuss matters involving the area of responsibility of more than one committee.

The following chart reflects the cash compensation paid to our directors in 2009.

		Annual Fee
	Annual Fee	for
	for	Committee	Total
	Board	Chairs &	Cash Fees
	Membership	Lead Director	Paid

W. Robert Grafton (Lead Director & Audit Committee Chairperson)	$50,000	$25,000	$75,000
Daniel J. Altobello (Compensation Committee Chairperson)	$50,000	$7,500	$57,500
Maureen L. McAvey (Director)	$50,000	—	$50,000
Gilbert T. Ray (Nomination and Governance Committee Chairperson)	$50,000	$7,500	$57,500

Equity Compensation

As part of their regular annual compensation, in July of each year, each of our non-employee directors receives fully vested shares of common stock. On July 31, 2009, we issued to each of our independent directors 7,396 shares of common stock, which had a value of $50,000, based on the closing stock price for our common stock on the NYSE on such day.

Expenses and Perquisites

We reimburse our directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or its committees or attending continuing professional education classes.

In addition, each of the seven members of our Board of Directors are entitled to reimbursement for up to $10,000 of lodging, meals, parking and certain other expenses at all of our hotels as well as at all hotels and resorts managed or franchised by Marriott, Starwood or Hilton, subject to certain limitations. All of such reimbursement was considered taxable income to the director who stayed at the hotel or resort and is disclosed in the “All Other Compensation” column of the chart entitled “Director Compensation.”

Stock Ownership Policy for Directors

As part of its periodic review of our corporate governance policies, our Board of Directors revised our stock ownership policy for our non-executive directors as follows:

Under our stock ownership policy, an ownership target is set for each of our non-employee directors. The ownership target establishes, on an annual basis, the number of shares each non-employee director should hold of Company stock. If a non-employee director holds less than the ownership target, he or she is restricted from selling any shares of Company stock until such time as he or she holds shares in excess of the ownership target, except as needed to pay personal taxes related to the issuance of Company stock and except for shares that the director has purchased on the open market.

We count towards this minimum equity ownership policy only those shares that are owned by a non-employee director. The ownership target for a non-employee director is determined by multiplying the annual cash retainer for that year by three and then dividing that result by the average closing price of the Company’s common stock during the first 10 trading days of the same calendar year ($9.20 per share for 2010).

Due to the decline of the price of the Company stock in 2008, none of the non-employee directors held a number of shares in excess of the ownership target, and, accordingly, were restricted from selling shares of our stock in 2009. All of our directors complied with the stock ownership policy.

In 2009, the price of Company stock increased, and each of our non-employee directors holds shares in excess of his or her 2010 ownership target.

Compensation of Chairman

On December 15, 2009, William W. McCarten announced his intention to retire as Executive Chairman of our Board of Directors effective as of December 31, 2009. Mr. McCarten has served as the non-executive Chairman of our Board of Directors, effective as of January 1, 2010. As non-executive Chairman, Mr. McCarten will receive remuneration for his services in 2010 of (i) an annual cash retainer of $280,000 and (ii) an equity award with a value not less than $50,000, based on the closing stock price for the Company’s common stock on the NYSE on the date of grant or such greater value as our Compensation Committee may determine to grant to the other non-employee directors of the Company for 2010. These amounts are in lieu of any other non-employee director compensation.

In conjunction with the designation of Mr. McCarten as an eligible retiree as described in the section “Severance Agreements,” the Company recorded a non-cash charge of approximately $1.0 million during the year ended December 31, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Design

Our “named executive officers” for 2009 were:

•	William W. McCarten, Chairman of the Board

•	Mark W. Brugger, Chief Executive Officer

•	John L. Williams, President and Chief Operating Officer

•	Sean M. Mahoney, Executive Vice President and Chief Financial Officer

•	Michael D. Schecter, Executive Vice President and General Counsel

Effective as of December 31, 2009, Mr. McCarten ceased to be an executive officer of the Company, although he will continue as the non-executive Chairman of our Board of Directors in 2010. Also on December 31, 2009, Mr. Schecter was terminated by the Company. Effective as of January 4, 2010, Mr. William J. Tennis became the Executive Vice President and General Counsel of the Company and was designated an executive officer for 2010.

We designed our executive compensation program with the following objectives:

•	to be straightforward, transparent and market-based;

•	to create proper incentives for our executive team to maximize long-term stockholder value; and

•	to comply with sound corporate governance practices.

Straightforward, Transparent, Market-Based Compensation Program

We have a strong preference for a simple, transparent, market-based compensation program. Our compensation program consists of base salary, annual cash bonus opportunities, and annual long-term incentive grants. We have not implemented a pension or a nonqualified deferred compensation program and have very limited perquisites.

We regularly review competitive compensation practices for executives of other hospitality REITs and REITs of similar size to DiamondRock to ensure our program is market competitive. In addition, before awarding any compensation, our Compensation Committee reviews a “tally sheet” showing the value of all of the compensation granted to our executive team since our formation, utilizing the value of all equity awards both as of the time of each stock grant and as updated for current stock values. Our Compensation Committee evaluates both the competitive information as well as detailed historical compensation by component and in total when making decisions to take into account the interdependence of each compensation element in the total direct compensation opportunities of the named executive officers.

In setting our compensation targets our Compensation Committee uses its judgment in a number of respects. Our Compensation Committee sets compensation for the following year, but publicly disclosed data on the competitive sets either relates to the current year or the prior year, so the data needs to be adjusted to reflect known trends. In addition, because the number of firms in our competitive sets is relatively few, individual firms can distort averages. Accordingly, our Compensation Committee uses judgment when we identify apparent anomalies in the data. Finally, we adjust base salaries to reflect our executives’ assigned responsibilities, relevant levels of experience and individual performance compared to other members of the competitive set.

Proper Incentives to Maximize Long-Term Stockholder Value

Our compensation program is designed to create incentives for our executive team to maximize long-term stockholder value. Less than one-third of our named executive officers’ total compensation opportunity is in the form of a fixed base salary. The vast majority of our executives’ total compensation opportunity is awarded through our cash incentive compensation program, which rewards our executives for achieving our annual budget and other corporate and individual objectives, and our annual equity award program, where the ultimate value of the awards is tied to our ability to maximize long-term stockholder value.

We believe that our cash incentive compensation program encourages our executive officers to take prudent steps to achieve, and if possible exceed, our budgeted earnings, which we believe will increase stockholder value. In 2009, 50% of our executives’ potential cash incentive award was tied to the achievement of our internal annual budget for Adjusted Funds From Operations per share (or AFFO per share). We have not reset our targets nor have we guaranteed our executives any minimum cash incentive payments. In the event of poor performance, the executives could receive no cash incentive compensation for the year.

The largest individual component of our executive officers’ compensation is equity compensation. Our philosophy is to target total compensation to be competitive with that of our competitive set and to ensure that approximately half of the targeted compensation is in the form of equity. We believe that half of our executives’ compensation should be in the form of restricted stock or other long-term equity grants for several reasons.

First, along with our stock ownership policy, equity grants help ensure that a significant portion of each of our executives’ net worth is tied to the value of our stock, aligning the interests of our executives with those of our stockholders. Our view is that, if we have superior long-term operating performance, our executives, through their significant equity compensation, will eventually receive above market compensation from dividends and capital appreciation in our common stock. Conversely if we do not perform as well as our competitors, our executives’ compensation will prove to be (appropriately) below market over the long-term.

Second, we design our equity awards to be total stockholder return vehicles, rewarding our executive officers for both share price appreciation as well as dividends — we believe a focus on total stockholder return will encourage our executives to prudently increase earnings to ensure that our dividend is well covered.

Third, our equity awards vest over a three-year schedule, thus creating for our executive officers an incentive to remain with the Company.

Comply with Sound Corporate Governance Practices

In designing our executive compensation program, our Compensation Committee also consults with F.W. Cook, its own independent compensation advisor, to assess our compliance with sound corporate governance practices. For example, we have adopted both a so-called “clawback policy” to recover compensation amounts inappropriately paid in the event of a restatement of our financial statements. We have also developed executive and director stock ownership policies to ensure alignment of stockholder interests with those of our executives and directors.

Moreover, we strive to maximize the financial efficiency of our compensation program. For example, the amount of our cash incentive compensation and the size of the equity grants vary based on the degree to which our financial objectives are achieved.

Compensation Committee Procedures, Compensation Consultant and Input of Named Executive Officers on Compensation

Our Compensation Committee is responsible for determining the amount and composition of compensation paid to our Chief Executive Officer and all other executive officers. Our Compensation Committee exercises its independent discretion in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer.

Independent Consultant

F.W. Cook also advises our Compensation Committee on compensation program design and the amounts we should pay to our executives. They provide our Compensation Committee with information on executive compensation trends, best practices and advice for potential improvements to the executive compensation program. F.W. Cook also advises our Compensation Committee on the design of the compensation program for non-employee directors. F.W. Cook does no work for management, receives no compensation from the Company other than for its work in advising our Compensation Committee, and maintains no other economic relationships with the Company. As part of the process of assessing the effectiveness of the Company’s compensation programs, F.W. Cook receives input from our Chief Executive Officer regarding the Company’s strategic goals and the manner in which the compensation plans should support these goals.

Annual Process

During its December meeting, our Compensation Committee reviews the total compensation of each of our executive officers for the prior year, including an estimate of the incentive plan compensation for the prior year, a summary of all executive severance agreements and a calculation of potential change in control costs. Our Compensation Committee, at this meeting, also reviews appropriate compensation studies and surveys.

For each of the named executives other than Mr. McCarten, Mr. Brugger makes a compensation recommendation to our Compensation Committee and our Compensation Committee considers these recommendations in setting the compensation for the three other named executive officers. Following that review, our Compensation Committee sets an appropriate base salary for the executive officers, including Mr. McCarten, along with target bonuses and equity awards for the following year.

Once the financial results for the prior year are available and the annual budget for the subsequent year is finalized, our Compensation Committee finalizes the prior year bonuses, the structure of the current year annual cash incentive compensation program and the amount of the equity awards.

Use of Competitive Sets

Each year, our Compensation Committee conducts a review of the executive compensation program in terms of both design and compensation levels. This includes a competitive analysis of our compensation practices versus those of our peers with a focus on other lodging REITs and, to a lesser extent, the real estate industry in general. Our primary competitive set is comprised of the traditionally five largest lodging-focused self-managed REITs. We typically exclude Host Hotels & Resorts, Inc. (NYSE: HST) from our competitive set as it is substantially larger than us, although we review their compensation design. We confirm that our compensation levels are in keeping with the overall market by evaluating our compensation against a secondary competitive set comprised of nine similarly-sized self-managed REITs which invest in a variety of assets, including offices, apartments and retail properties. To benchmark executive chairman compensation for Mr. McCarten, we used a separate competitive set of REITs that had such a position.

The REITs in each competitive set are:

Lodging REIT Competitive Set

Market
Capitalization (as
of December 31,
	Ticker Symbol	2009)(1)

Ashford Hospitality Trust	AHT	$287 million
Felcor Lodging Trust Inc.	FCH	$233 million
LaSalle Hotel Properties	LHO	$1.3 billion
Strategic Hotels & Resorts, Inc.	BEE	$140 million
Sunstone Hotel Investors, Inc.	SHO	$872 million

Non-Lodging REIT Competitive Set

Market
Capitalization (as
of December 31,
	Ticker Symbol	2009)(1)

Colonial Properties Trust	CLP	$779 million
Cousins Property	CUZ	$761 million
Eastgroup Properties	EGP	$1.0 billion
Entertainment Properties	EPR	$1.3 billion
Healthcare Realty Trust	HR	$1.3 billion
Mid-America Apartment	MAA	$1.4 billion
National Retail Properties	NNN	$1.7 billion
Omega Healthcare REIT	OHI	$1.7 billion
Tanger Factory Outlet Centers	SKT	$1.6 billion

Non-Executive Chairman REIT Competitive Set

Market
Capitalization (as
of December 31,
	Ticker Symbol	2009)(1)

Boston Properties, Inc.	BXP	$9.3 billion
Colonial Properties Trust	CLP	$779 million
Digital Realty Trust, Inc.	DLR	$3.8 billion
Douglas Emmet Inc.	DEI	$1.7 billion
Felcor Lodging Trust, Inc.	FCH	$233 million
Hersha Hospitality Trust	HT	$177 million
Host Hotels & Resorts Inc.	HST	$7.2 billion
Lexington Realty Trust	LXP	$741 million
The Macerich Co.	MAC	$3.5 billion
Sunstone Hotel Investors Inc.	SHO	$872 million
Weingarten Realty Investors	WRI	$2.4 billion

(1)	Our market capitalization as of December 31, 2009 was $1.1 billion.

In 2008, F.W. Cook conducted a competitive analysis of executive compensation levels against our competitive sets to assist our Compensation Committee in making compensation decisions with respect to target pay opportunities for our executives for 2009. Due to the global economic crisis and its impact on the real estate industry in general and the hospitality industry in particular, our Compensation Committee felt that compensation data for our competitive sets that were available in 2009 would not be indicative of compensation practices going forward. Consequently, our Compensation Committee decided not to conduct a competitive review of executive compensation for our named executive officers during 2009. However, our Compensation Committee did direct our independent consultant to examine compensation practices for non-executive chairpersons in 2009, to assist our Compensation Committee in determining Mr. McCarten’s 2010 compensation.

As we target our total compensation to be competitive with that of our competitive set and we seek to ensure that approximately half of the compensation paid to our senior executives is in the form of equity, our executives’ cash compensation may be targeted at a level below or above the median cash compensation paid to members of our primary competitive set. During our annual compensation review in December, we generally attempt to set the base salaries within the range of base salaries paid to members of our competitive sets and, whenever possible, we strive to pay base salaries at levels competitive with that of the competitive sets.

For 2009, our executives’ actual compensation compared to data collected at the end of 2008 from our competitive sets is as follows:

Primary Set — Hotel REITs

Total Direct
Executive	Benchmark	Base Salary	Annual Cash Incentive	Equity	Compensation

Mr. Brugger	Chief Executive Officer	3rd highest of 6	4th highest of 6	lowest of 6	lowest of 6
Mr. Williams	Chief Operating Officer	2nd highest of 4	2nd highest of 4	3rd highest of 4	3rd highest of 4
Mr. Mahoney	Chief Financial Officer	5th highest of 6	lowest of 6	4th highest of 6	4th highest of 6
Mr. Schecter	General Counsel	3rd highest of 4	3rd highest of 4	2nd highest of 4	2nd highest of 4

Secondary Set — Other REITs

Total Direct
Executive	Benchmark	Base Salary	Annual Cash Incentive	Equity	Compensation

Mr. Brugger	Chief Executive Officer	3rd highest of 10	6th highest of 10	4th highest of 10	5th highest of 10
Mr. Williams	Chief Operating Officer	highest of 8	4th highest of 8	2nd highest of 8	2nd highest of 8
Mr. Mahoney	Chief Financial Officer	8th highest of 10	9th highest of 10	5th highest of 10	6th highest of 10
Mr. Schecter	General Counsel	3rd highest of 4	2nd highest of 4	2nd highest of 4	2nd highest of 4

Combined Sets(1)

Total Direct
Executive	Benchmark	Base Salary	Annual Cash Incentive	Equity	Compensation

Mr. Brugger	Chief Executive Officer	Median - 75th Percentile	25th Percentile - Median	Median	25th Percentile
Mr. Williams	Chief Operating Officer	> 75th Percentile	Median	75th Percentile	75th Percentile
Mr. Mahoney	Chief Financial Officer	25th Percentile	< 25th Percentile	Median	25th Percentile
Mr. Schecter	General Counsel	25th Percentile	25th Percentile	Median	25th Percentile

Executive Chairman Competitive Set(2)

Total Direct
Executive	Benchmark	Base Salary	Annual Cash Incentive	Equity	Compensation

Mr. McCarten	Executive Chairman	Median	Median	Median - 75th Percentile	Median

(1)	In order to increase the weighting of the primary competitive set (which only had five competitors versus the nine competitors of our secondary competitive set), our Compensation Committee had its independent compensation advisor calculate the 25th percentiles, medians and 75th percentiles of the two competitive sets and then average each of those statistics to use as the 25th percentile, median and 75th percentiles of the combined set.

(2)	Mr. McCarten was compared to a special competitive set consisting of 11 REITs with executive chairpersons.

Mr. McCarten’s total compensation, and each of the major elements of his compensation, is approximately at the median of the combined sets above. Our Compensation Committee believed that it was appropriate to pay Mr. McCarten at the median of his competitive set to appropriately reflect his several decades of executive experience. Additionally, since Mr. Brugger was a first-time chief executive officer, our Board of Directors requested that Mr. McCarten devote additional time in 2009 working with Mr. Brugger on strategic and other matters.

Mr. Brugger’s total compensation is the lowest among the primary competitive set, in the middle of the secondary competitive set and at the 25th percentile of the combined competitive set. Mr. Brugger’s total compensation and each of the major elements of his compensation for 2009 were generally below the median of the various competitive sets as he assumed the role of Chief Executive Officer in September of 2008. Since Mr. Brugger was assuming the role of Chief Executive Officer for the first time, our Compensation Committee believed that targeting his pay at the lower end of the competitive range was appropriate for his first year in the role.

Mr. Williams’ total compensation and each of the major elements of his total compensation are either the second or third highest of the four members of his primary competitive set. Due to differences in compensation practices for lodging REIT chief operating officers and other REIT chief operating officers, while he is approximately at the median of his primary competitive set (which consists only of lodging REIT chief operating officers), he is one of the highest paid members of the secondary competitive set, which results in his being at the 75th percentile of the combined competitive set. In general, our Compensation Committee believes the competitive data for Mr. Williams is less relevant because few of our competitors have an officer with similar responsibilities (i.e., responsible for both acquisitions and operations). Our Compensation Committee concluded that the compensation data therefore is not a reliable indicator of market compensation and our Committee believes that Mr. Williams’ compensation is appropriate in light of his responsibilities and significant knowledge gained over his nearly three decades of experience in the lodging industry.

Mr. Mahoney receives total compensation that is approximately at the 25th percentile of our combined competitive sets. His cash compensation (base salary and bonus) is at the lower end of each of the competitive sets while his equity compensation is closer to the median. Mr. Mahoney’s total compensation and each of the key elements of Mr. Mahoney’s compensation for 2009 were generally below the median of the various competitive sets as he was promoted to Chief Financial Officer in September of 2008. Upon his promotion, the Compensation Committee determined that his compensation should appropriately be at the lower end of the competitive set because the other chief financial officers within the competitive set had more experience as they had been chief financial officers of their respective companies for a longer period of time.

Mr. Schecter received total compensation in 2009 that was also at the lower end of each of the competitive sets while his equity compensation was closer to the median. Because Mr. Schecter’s position and responsibilities did not change during 2009, our Compensation Committee made only a small adjustment in his compensation, in view of the challenging economic environment.

Stock Ownership Policy for Senior Executives

We believe that it is important to align the interests of senior management with those of our stockholders. As one concrete step to ensure such alignment, we have a stock ownership policy for each of our senior executive officers, which is substantially the same as the stock ownership policy for our non-executive directors. As part of its periodic review of our corporate governance policies, our Board of Directors revised our stock ownership policy for our senior executives as described below.

Under our stock ownership policy, an ownership target is set for each of our covered executives. The ownership target establishes, on an annual basis, the number of shares each covered executive should hold of Company stock. If an executive holds less than the ownership target, he or she is restricted from selling any Company stock until such time as he or she holds shares in excess of the ownership target, except as needed to pay personal taxes related to the vesting of Company stock and except for shares which the executive has purchased on the open market.

We count towards this ownership target only those shares that are owned by an executive, including shares purchased or awarded under our equity compensation program to the extent that such shares are fully vested and otherwise continue to be owned by the executive. The ownership target for an executive is determined on the calculation date (which is March 3, 2010 this year) by calculating a multiple (4 in the case of the Chief Executive Officer and 3 in the case of all other executive officers) of that executive’s base salary for a year and then dividing that result by the average closing price of the Company’s common stock during the first 10 trading days of the same calendar year ($9.20 per share for 2010).

Due to the decline of the price of Company stock in 2008, none of the executives (other than Mr. McCarten) held a number of shares in excess of the ownership target, and, accordingly, were restricted from selling shares of our stock in 2009. All of our executives complied with this restriction.

In 2009, the price of Company stock increased, and each of our executives (except Mr. Mahoney and Mr. Tennis) holds shares in excess of his 2010 ownership target.

Clawback Policy

Our Board of Directors has adopted a policy that, in the event of a significant restatement of our financial results, our Board of Directors will review all cash incentive plan compensation that was paid to the five most highly compensated executives on the basis of having met or exceeded specific performance targets for performance periods after the adoption of the policy (December 31, 2006). If the bonuses paid pursuant to such cash incentive program compensation would have been lower had the bonuses been calculated based on such restated results, it is the general policy of our Board of Directors to seek to recoup, for the benefit of the Company, the portion of the excess cash incentive program compensation that was received by any individual senior executive who engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated. Notwithstanding anything stated or implied in the foregoing, our Board of Directors will, in its reasonable business judgment, decide whether to pursue such recoupment from an individual based on those factors that our Board of Directors believes to be reasonable.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility on DiamondRock’s tax return of compensation over $1 million to certain of our corporate officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. Because DiamondRock is a real estate investment trust that generally does not pay corporate income taxes, the loss of deductibility of compensation does not have a significant adverse impact on us. In 2009, $2.6 million was not deductible under Section 162(m).

Senior Executive Compensation

The following table sets forth the compensation paid for the last three years to our Chief Executive Officer, our Chief Financial Officer and each of the three other named executive officers. The five individuals set forth below were all of our executive officers through December 31, 2009.

Summary Compensation Table

						Non-Equity
			Stock	Option		Incentive Plan	All Other
		Salary	Awards	Awards	Bonus	Compensation	Compensation	Total
Name and Principal Position	Year	($)	(1)($)	(1)($)	($)	($)	(2)($)	($)

William W. McCarten	2009	300,000	500,000	—	—	306,000	38,165	1,144,165
Chairman of the Board and	2008	564,000	750,000	750,000	—	425,820	31,846	2,521,666
Former Chief Executive Officer	2007	537,000	1,300,000	—	—	464,775	36,778	2,338,553
Mark W. Brugger	2009	600,000	1,500,000	—	—	612,000	32,221	2,744,221
Chief Executive Officer	2008	450,000	425,000	425,000	—	294,435	33,527	1,627,962
	2007	357,000	650,000	—	—	275,748	31,940	1,314,688
John L. Williams	2009	525,000	850,000	—	—	428,400	35,954	1,839,354
President and Chief	2008	477,667	2,425,000	425,000	—	288,511	32,378	3,648,556
Operating Officer	2007	432,000	750,000	—	—	299,118	32,087	1,513,205
Michael D. Schecter	2009	303,400	1,676,644	—	200,244	—	1,036,215	3,216,503
Former Executive Vice	2008	296,000	250,000	250,000	—	148,296	26,115	970,411
President and	2007	282,000	400,000	—	—	175,270	28,932	886,202
General Counsel(3)
Sean M. Mahoney	2009	305,000	500,000	—	—	206,790	36,322	1,048,112
Executive Vice President and	2008	239,667	137,500	137,500	—	100,349	31,045	646,061
Chief Financial Officer	2007	207,000	150,000	—	—	85,771	29,108	471,879

(1)	The amounts set forth in this column represent the grant date fair value of the equity awards. For purposes of determining both the size of the grant and the expense associated with such awards, the value of restricted stock equaled the closing price of our common stock on the NYSE on the date we granted the restricted stock. In addition, we used a valuation study conducted by Towers Watson to value the stock appreciation rights (SARs) and dividend equivalent rights (DERs) granted in 2008. Towers Watson valued the SARs using a binomial option pricing model. Towers Watson assumed a seven year expected life, a risk free rate of 3.17%, expected volatility of 29.8% and an expected dividend yield of 5.5% (the average dividend yield on the four dividend payment dates preceding the issuance of the SARs). Towers Watson valued the DERs using a discounted cash flow model assuming a stream of dividends equal to 5.5% of the closing stock price on the NYSE on the date that the DERs were issued over the seven year expected life of the instrument. The expense associated with these awards is recognized over the requisite service period (i.e., the vesting period of the restricted stock, deferred stock units, SARs or DERs). With regard to Mr. Schecter, the amount set forth in this column represents the grant date fair value of the equity award for 2009 plus the incremental fair value of the awards of restricted stock, which were modified pursuant to the severance arrangements with Mr. Schecter. See “5. Severance Letter with Mr. Schecter” below.

(2)	All other compensation represents the employer safe harbor 401(k) match, health insurance premiums, life and disability insurance premiums and reimbursement of certain compensatory payments to our executive officers and, for those officers who are also directors, vacations at hotels either owned by us or managed or franchised by Marriott. With regard to Mr. Schecter, “All other Compensation” includes a lump sum payment of $1.0 million. See “5. Severance Letter with Mr. Schecter” below.

(3)	Effective as of December 31, 2009, Mr. Schecter was terminated as Executive Vice President, General Counsel and Corporate Secretary of the Company. The amount set forth in the “Bonus” column reflects the 2009 cash incentive compensation paid in accordance with his severance agreement. See “5. Severance Letter with Mr. Schecter” below.

Our compensation program seeks to promote the philosophy described above through an appropriate mix of four core elements of compensation:

1. base salary;

2. cash incentive compensation program;

3. equity grants; and

4. limited perquisites.

1.	Base Salary

We traditionally review our executives’ base salaries annually in December, except in 2008, when we reviewed the salaries of Messrs. McCarten, Brugger, Mahoney and Williams on September 1, 2008 in connection with the promotion of Mr. Brugger to Chief Executive Officer and Mr. Mahoney to Chief Financial Officer and the retirement of Mr. McCarten as Chief Executive Officer. Consistent with past practices, we reviewed all of our executives’ base salaries in December 2009.

Our primary compensation philosophy is to target our total compensation to be competitive with that of our competitive set and to ensure that approximately half of the compensation paid to our senior executives is in the form of equity. As a result, our executives’ cash compensation may be targeted at a level below or above the median cash compensation paid to members of our primary competitive set. During our December annual compensation review, we generally attempt to set the base salaries within the range of base salaries paid to members of our competitive sets. However, we adjust base salaries to reflect our executive’s assigned responsibilities, relevant levels of experience and individual performance compared to other members of the competitive set.

In connection with the CEO succession planning, our Compensation Committee decided it would be appropriate to pay Mr. McCarten, commencing January 1, 2009, a base salary for his new position as executive Chairman of our Board of Directors of $300,000. The 2009 base salary level was determined with input from our Compensation Committee’s independent consultant. The consultant conducted a competitive analysis of compensation levels, in relation to CEO pay levels, for executive chairmen at public REITs, to assist our Compensation Committee in determining an appropriate base salary level for Mr. McCarten, given Mr. McCarten’s expected roles and responsibilities in 2009. See the “Executive Chairperson Competitive Set” above for a list of public REITS on which the competitive analysis was based upon, Effective as of December 31, 2009, Mr. McCarten ceased to be an executive officer of the Company.

Our Compensation Committee also decided to pay, effective September 1, 2008 through December 31, 2009, Mr. Brugger a base salary of $600,000 and Mr. Williams a base salary of $525,000. In addition, our Compensation Committee also decided to pay Mr. Mahoney a base salary of $285,000 during the period September 1, 2008 through December 31, 2008, with the intention of reevaluating his salary in December of

2008. In December 2008, our Compensation Committee decided it would be appropriate to increase Mr. Schecter’s salary 2.5% to $303,400 and Mr. Mahoney’s salary to $305,000, effective as of January 1, 2009.

For calendar year 2010, in view of the challenging economic environment, Mr. Brugger recommended, and our Compensation Committee agreed, that it would be appropriate to freeze base compensation for the executive officers of the Company.

On January 4, 2010, Mr. William J. Tennis assumed the position of Executive Vice President and General Counsel. Our Compensation Committee determined that it would be appropriate to pay Mr. Tennis a base salary of $305,000 for 2010.

The base salaries for 2010, 2009 and 2008 are as follows:

	2010	2009	2008

William W. McCarten	N/A	$300,000	$564,000
Mark W. Brugger	$600,000	$600,000	$375,000
John L. Williams	$525,000	$525,000	$454,000
Sean M. Mahoney	$305,000	$305,000	$217,000
Michael D. Schecter	N/A	$303,400	$296,000
William J. Tennis	$305,000	N/A	N/A

2.	Cash Incentive Compensation Program

We maintain an annual cash incentive compensation program pursuant to which our executive officers are eligible to earn cash bonuses based upon their achievement of certain objective corporate goals as well as certain individual goals set by our Compensation Committee at the beginning of the year for that fiscal year. To date, no cash incentive compensation has been paid to our executives other than in accordance with this program, except that Mr. Schecter’s incentive compensation for 2009 was paid in accordance with his Severance Letter as described below.

The chart below shows the bonuses we have paid under our cash incentive compensation program for the named executive officers. We typically pay our bonuses during the first fiscal quarter subsequent to the plan year:

	Incentive Compensation Plan Year
	2009	2008	2007

William W. McCarten	$306,000	$425,820	$464,775
Mark W. Brugger	$612,000	$294,435	$275,748
John L. Williams	$428,400	$288,511	$299,118
Michael D. Schecter(1)	$200,244	$148,296	$175,270
Sean M. Mahoney	$206,790	$100,349	$85,771

(1)	Mr. Schecter’s cash incentive compensation for 2009 was paid in accordance with his severance agreement. See “5. Severance Letter with Mr. Schecter” below.

2009 Cash Incentive Compensation.  Our Compensation Committee established a bonus formula for 2009 under our cash incentive compensation program during the first quarter of 2009, weighted as follows:

			2009
		Actual	Less than		Low
Components of Cash Incentive Compensation Program	Weighting	Achievement	Threshold	Threshold	Target	Target	High Target	Maximum
			(0%	(50%	(100%	(100%	(100%	(150%
			Payout)	payout)	payout)	payout)	payout)	payout)

Adjusted Funds From Operations per share (AFFO per share)(1)	50%	$0.60 per share	<85% of Budget AFFO per share	85% of Budget AFFO per share	95% of Budget AFFO per Share	100% of Budget AFFO per share	105% of Budget AFFO per share	>115% of Budget AFFO per share
Relative Hotel Performance	5%	60%	N/A	N/A	N/A	N/A	N/A	N/A
Achievement of certain individual performance objectives	45%	Various	N/A	N/A	N/A	N/A	N/A	N/A

(1)	We compute AFFO by adjusting Funds From Operations (or FFO) (which we calculate in accordance with the standards established by NAREIT) for certain non-cash items. FFO is defined by NAREIT as net income determined in accordance with GAAP, excluding depreciation, amortization and gains (losses) from sales of property. We further adjust FFO to eliminate the following non-cash items: non-cash ground rent, non-cash amortization of unfavorable contract liabilities recorded in conjunction with our acquisitions, cumulative effects of any changes in accounting principles, gains or losses from early extinguishment of debt, impairment losses, acquisition costs and any other non-cash and/or non-recurring items.

In 2009, our Compensation Committee made four key changes to our cash incentive compensation program:

1. Our Compensation Committee changed the weighting of performance measures. In 2009, 55% of the bonus was weighted to two corporate performance measures (AFFO per share and relative hotel performance) and 45% weighted to individual performance measures. Our Compensation Committee decreased the weighting of the AFFO per share corporate component from 70% in 2008 to 50% in 2009 as our Compensation Committee concluded that there was greater uncertainty inherent in the Company’s budget for 2009 than in prior years, and our Compensation Committee wanted to enhance our focus on certain strategic objectives (such as corporate liquidity) that would be included in each executive’s individual performance goals.

2. Our Compensation Committee created a new corporate measure in 2009 for relative hotel performance. At the beginning of the year, our Compensation Committee approved a competitive set for each of our 20 hotels. During the year, for each hotel that gains market share against its pre-approved competitive set, as measured by Smith Travel Research, a third party analyst, the executives will earn 1/20th of this component of their bonus. Conversely, for each of our twenty hotels that fail to gain market share, the executives will not earn 1/20th of this component of their bonus.

3. Our Compensation Committee widened the performance range from threshold to maximum. Our Compensation Committee was concerned that, if the Company failed to properly forecast the degree that the overall economy is expected to decline in 2009, the executive team might be either over or undercompensated. Therefore, our Compensation Committee made it more difficult for the executive team to achieve either a maximum or zero payout if we significantly outperformed or underperformed our annual budget. In 2008, the executive team would earn a maximum bonus, if the Company achieved an AFFO per share equal to 105% of the Company’s budget and would earn no bonus if the Company achieved an AFFO per share that was less than 90% of the Company’s budget. In 2009, by comparison, the maximum bonus was set at 115% of the budgeted AFFO per share and the threshold was set at 85% of budgeted AFFO per share.

4. Our Compensation Committee used a target “range” rather than a target point. Given the difficulty in setting performance goals in the uncertain economic environment, our Compensation Committee established a flat portion of the payout curve (a target “range”), where payout would be 100% of target for achievement of 95-105% of the AFFO goal, which are referred to as Low Target and High Target, respectively. Bonuses falling between Low Target and Threshold and High Target and Maximum, respectively, are calculated based on a linear interpolation for achievement in between the performance levels in the chart above. In this way, the executive team would receive the same level of compensation for performance near target, without providing a windfall or a shortfall for performance that deviated only slightly from target.

The AFFO component was based on an internal budget adopted by our Board of Directors at its meeting on February 24, 2009. Our Compensation Committee concluded that it is appropriate to encourage our executives to be flexible in responding to the recession in order to create long-term stockholder value. As a result, our Compensation Committee concluded that the Adjusted FFO Budget should be reset during the year for certain corporate transactions, including the incurrence of any additional debt, refinancing of any debt or repayment of any debt as well as for the sale or repurchase of any equity or the disposition or acquisition of assets not included in our original 2009 corporate budget. In addition, the Adjusted FFO Budget for bonus purposes excludes the income tax benefit and the corporate bonus expense.

Our Compensation Committee established individual objectives for each of the executive officers, which objectives varied by individual depending on their corporate responsibilities. Each executive officer shared two principal common objectives, which were to achieve the 2009 budget and to achieve a zero balance on our credit facility by year end. The other objectives were personal to the executive officer and varied based upon the executive’s position and responsibilities as they related to the Company’s overall business plan. Mr. McCarten’s objectives primarily involved leading the Board meetings in coordination with the lead director and the Chief Executive Officer, working with the Chief Executive Officer to develop a strategic review of the Company and assisting the Chief Executive Officer in efforts to reduce the revolver to zero by year end. Mr. Brugger’s objectives primarily involved providing leadership in achieving the Company’s 2009 objectives, developing a complete strategic review of the Company, achieving zero balance on the corporate revolver and establishing a business plan for the Company with clear objectives and targets. Mr. Williams’ objectives primarily involved reorganizing asset management around a new staffing model, analyzing joint venture opportunities, preserving margins and overseeing the potential sale (or abandonment of such sale) of certain hotels in the Company’s portfolio. Mr. Mahoney’s objectives primarily involved executing the refinancing of several of the Company’s hotels, developing and executing a financing strategy for the Company and improving the Company’s investor relations program. Mr. Schecter’s objectives primarily involved managing the risks and costs related to the Company’s insurance programs, ensuring that the Company’s filings with the SEC were timely and compliant and advising senior management with regard to legal issues related to financings, asset dispositions and lease renewals and amendments.

In 2009, DiamondRock’s hotels operated in very difficult operating conditions. In part due to our executives’ focus on controlling property level expenses, we were able to achieve an AFFO per share of $0.60, which was between threshold and target for the corporate component of the incentive compensation program. The result was a payout of 60% of target. In addition, our Compensation Committee requested each of the executives (other than Mr. Schecter) to prepare a report as to whether he achieved his individual business objectives, and our Compensation Committee asked our Chief Executive Officer to provide his assessment of each officer (other than McCarten who prepared his own self-assessment) and a self-assessment of his own performance. Following the review of the reports and a detailed discussion with our Chief Executive Officer regarding each of the other officers (other than Mr. McCarten), our Compensation Committee concluded that the executives competently completed all of the individual objectives except for the joint objective of achieving the 2009 budget and that it would be appropriate to pay each executive at a level equal to 100% of the maximum payout for the individual component of each executive’s bonus.

The annual incentive opportunity ranges for 2009 and the actual cash incentive compensation earned for 2009 performance was as follows:

	2009 Cash Incentive Opportunity			2009 Cash Incentive Earned
	Threshold	Target	Maximum	% Base Salary	$ Value

William W. McCarten	50%	100%	150%	102%	$306,000
Mark W. Brugger	50%	100%	150%	102%	$612,000
John L. Williams	40%	80%	120%	81.6%	$428,400
Michael D. Schecter(1)	33%	66%	100%	66%	$200,244
Sean M. Mahoney	33%	66%	100%	67.8%	$206,790

(1)	Mr. Schecter’s cash incentive compensation for 2009 was paid in accordance with his severance letter. See “5. Severance Letter with Mr. Schecter” below.

3.	Equity-Based Incentive Compensation

Generally we target paying half of our executive’s total compensation in the form of equity. However, our Compensation Committee determines, in its sole discretion, the actual amount of equity to be awarded to our executive officers each year reflecting our performance in the prior year, individual performance and competitive levels of long-term incentive compensation among our primary competitive set. Our executive officers are not guaranteed any minimum number of shares of restricted stock or other equity grants.

The value of the equity awards since our initial public offering, based on the grant date fair value of the equity, received by the named executive officers is as follows:

	2009	2008	2007	2006	2005

William W. McCarten	$500,000	$1,500,000	$1,299,996	$1,100,001	$1,181,250
Mark W. Brugger	$1,500,000	$850,000	$649,998	$599,998	$866,250
John L. Williams	$850,000	$2,850,000	$750,006	$699,992	$1,102,500
Michael D. Schecter	$500,000	$500,000	$399,996	$350,004	$603,750
Sean M. Mahoney	$500,000	$275,000	$149,994	$99,994	$262,500

Types of Awards.  Since our formation, we have mainly issued shares of restricted stock and deferred stock units and in 2009, we issued a combination of stock settled stock appreciation rights, or SARs, and dividend equivalent rights, or DERs. In 2009, we granted 100% restricted stock. In 2010, we redesigned our equity award program, and based on a recommendation from F.W. Cook, we plan to begin granting an award to each executive officer consisting of 75% restricted stock and 25% market stock units, or MSUs. Each of these types of awards is described in more detail below.

•	Restricted Stock. Our restricted stock awards generally vest in three equal annual installments from the date of grant. Prior to the 2009 award, such awards paid dividends on a current basis. In 2009, we revised the awards so that all dividends on unvested shares are reinvested in additional shares of restricted stock and such additional shares are received only when the underlying restricted shares vest. We granted such time-based restricted stock in July 2004, August 2006, February 2007, March 2008 and March 2009. In addition, in connection with the retirement of Mr. McCarten and promotion of Mr. Brugger, we issued a special one-time retention grant of restricted stock to Mr. Williams in September 2008.

•	Deferred Stock Units. In 2005, in connection with our initial public offering, we issued 382,500 shares of deferred stock unit awards to our five named executive officers. The deferred stock unit awards are fully vested and represent our promise to issue a number of shares of our common stock upon the earlier of (i) a sale event or (ii) July 2010. The awards are subject to forfeiture should the executive be terminated for cause. We do not pay current dividends on the shares of common stock underlying the deferred stock units; instead, the dividends are effectively “re-invested” as each of the executive officers is credited with an additional number of deferred stock units that have a fair market value (based on the closing stock price on the day the dividend is paid) equal to the amount of the dividend that would have been awarded for those shares.

•	Stock Appreciation Rights and Dividend Equivalent Rights. On March 4, 2008, we issued awards to our five named executive officers, the design of which deviated from our historical practice of granting 100% restricted stock. Fifty percent of the value of the annual grant made on March 4, 2008 was comprised of restricted stock and 50% of the value was comprised of a combination of SARs and DERs. We made this change to our annual grant type mix because our Compensation Committee concluded that a program comprised solely of restricted stock lacks what some refer to as “leverage.” That is, the value of the restricted stock is less sensitive to changes in our share price than stock options. Our Compensation Committee’s objective was to grant an award that would only provide value to participants if value was created for stockholders. In order to provide such leverage, reward shareholder value creation, and create incentives to maintain our dividend, our Compensation Committee decided to grant SARs with DERs. The SARs and DERs vest in three equal annual installments from the date of grant.

The strike price of the SARs was set at $12.59, the closing price of our stock on the NYSE on the grant date. The SARs may be exercised, in whole or in part, at any time after the instrument vests and before the tenth anniversary of its issuance. Upon exercise, the holder of a SAR will receive a number of shares of our common stock equal to the positive difference, if any, between the price of our common stock on the NYSE at the time of the exercise compared to the “strike price”, which is the closing price of our common stock on the NYSE at the close of business on the day the SARs were granted, divided by the price of our common stock on the NYSE at the time that the holder exercises his or her SAR.

We issued one DER for each SAR. A DER will entitle the holder to the value of the dividends issued on one share of common stock. No dividends will be paid on a DER prior to its vesting, but upon vesting, the holder of each DER will receive a lump sum equal to all of the dividends paid on a share of common stock from the date the DER was granted to the date the DER vested. After vesting, the holder of each DER will receive a cash payment equal to the value of the dividends paid on a share of common stock at the same time dividends are paid to our common stockholders. Initially, the DERs were to terminate on the earlier of the 10th anniversary of the grant of the DER or the date that the corresponding SAR is exercised. However, after an official with the Internal Revenue Service stated that a DER which terminates upon the exercise of an option or a stock appreciation right should be characterized as deferred compensation and subject to the provisions of Section 409A of the Internal Revenue Code, we amended the DERs to shorten the maturity of the existing DERs from 10 years from the grant date to 8 years from the grant date and eliminate the provision that required the awards to terminate, in whole or in part, upon the exercise of the SAR that were issued simultaneously with the DERs. The net impact of the award modification did not result in a change in the value of the DERs.

Because we were obligated to change the structure of the DERs in order to eliminate the tax uncertainty, we have decided not to issue any further SARs/DERs until such time as the IRS clarifies the status of the instruments.

•	Market Stock Units. On February 24, 2010, our Compensation Committee approved the grant of market stock units, or MSUs, to our four named executive officers for 2010, to be granted on March 3, 2010. MSUs are restricted stock units that vest three years from the date of grant, subject to the achievement of certain levels of total stockholder return over the vesting period (the “Performance Period”). The 2010 MSUs will vest on February 27, 2013. We will not pay current dividends on the shares of common stock underlying the MSUs; instead, the dividends are effectively “re-invested” as each of the executive officers is credited with an additional number of MSUs that have a fair market value (based on the closing stock price on the day the dividend is paid) equal to the amount of the dividend that would have been awarded for those shares.

Each executive officer was granted a target number of MSUs (the “Target Award”). The actual number of MSUs that will be earned, if any, and converted to common stock at the end of the

Performance Period is equal to the Target Award plus an additional number of shares of common stock to reflect dividends that would have been paid during the Performance Period on those shares multiplied by the percentage of total shareholder return over the Performance Period based on (x) the 30-day average closing price of our common stock calculated on the vesting date plus dividends paid and (y) the 30-day average closing price of our common stock on the date of grant. There will be no payout of shares of our common stock if the total stockholder return percentage on the vesting date is less than 50%. The maximum payout to an executive officer under an award is equal to 150% of the Target Award.

4.	Perquisites and other benefits

We currently have very few perquisites. Messrs. McCarten, Brugger and Williams, as members of our Board of Directors, are entitled to reimbursement of up to $10,000 of lodging, meals, parking and certain other expenses at all of our hotels and at all hotels and resorts managed or franchised by Marriott, Starwood or Hilton, subject to certain limitations. See “Director Compensation.”

Our named executive officers, along with all of our employees on a non-discriminatory basis, receive: (i) health and dental insurance with the Company paying 100% of the premiums, (ii) a $200,000 group term life insurance policy, and (iii) long term disability coverage. We maintain a retirement savings plan for all of our employees under section 401(k) of the Code. All of our employees, including our named executive officers, benefit from the same company matching formula.

The following chart sets forth the perquisites and all other benefits received by our executive officers over the last three years.

			Other Benefits
					Life and
		Perquisites	401-K	Health	Disability
		Hotel	Employer	Insurance	Insurance
		Reimbursement	Match	Premium	Premiums

William W. McCarten	2009	—	$22,000	$15,042	$1,123
	2008	—	$20,500	$10,436	$560
	2007	$7,562	$20,500	$7,934	$432
Mark W. Brugger	2009	—	$12,113	$18,985	$1,123
	2008	—	$15,500	$17,467	$560
	2007	—	$15,500	$16,008	$432
John L. Williams	2009	—	$22,000	$12,331	$1,123
	2008	—	$20,500	$10,918	$560
	2007	—	$20,500	$10,805	$432
Michael D. Schecter	2009	—	$16,500	$11,304	$1,123
	2008	—	$15,500	$10,055	$560
	2007	—	$15,500	$13,000	$432
Sean M. Mahoney	2009	—	$16,214	$18,985	$1,123
	2008	—	$13,018	$17,467	$560
	2007	—	$12,668	$16,008	$432

5.	Severance Letter with Mr. Schecter

Effective December 31, 2009, Michael D. Schecter was terminated as Executive Vice President, General Counsel and Corporate Secretary of the Company. In connection with his departure, Mr. Schecter entered into a Severance Letter (the “Severance Letter”) with the Company as contemplated by that certain Severance Agreement, made as of March 9, 2007, between Mr. Schecter and the Company (the “Schecter Severance Agreement”). Under the terms of the Severance Letter and in accordance with the Schecter Severance Agreement, (i) Mr. Schecter received a lump sum payment of $1.0 million, which is equal to two times the sum of his current base salary and his target annual bonus; (ii) his unvested restricted stock awards vested on December 31, 2009; and (iii) Mr. Schecter is entitled to continued health coverage for himself, his spouse and dependents for eighteen months. Also, Mr. Schecter was paid his accrued and unpaid salary and his target bonus for 2009.

Our Board of Directors exercised its discretion to accelerate the vesting of Mr. Schecter’s SARs and DERs and Mr. Schecter’s SARs and DERs vested on December 31, 2009. Mr. Schecter may exercise any or all of his vested SARs within three months of December 31, 2009.

In conjunction with Mr. Schecter’s termination as Executive Vice President, General Counsel and Corporate Secretary of the Company, the Company recorded a non-recurring charge of approximately $1.6 million during the year ended December 31, 2009 related to the vesting of his equity-based compensation.

Severance Agreements

In March 2007, we entered into severance agreements with each of our current executive officers and in December 2009 we entered into a severance agreement with Mr. Tennis. Prior to entering into these severance agreements, our Compensation Committee reviewed the severance agreements and policies as well as the employment contracts for the eight largest lodging self-managed REITs that were then currently SEC reporting companies. In addition, F.W. Cook , reviewed the proposed severance agreements on behalf of our Compensation Committee and provided advice on current market practices and emerging best practices regarding severance agreements. Our Compensation Committee also engaged its own legal counsel to represent the Company in the negotiation of the severance agreements with management.

The severance agreements provide each named executive officer with certain severance benefits if his employment ends under certain circumstances. We believe that the severance agreements will benefit us by helping to retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a termination of their employment, especially in connection with a possible change in control of the Company.

Each executive officer will be entitled to receive cash severance benefits under their severance agreements if we terminate such executive’s employment without cause or such executive resigns with good reason. These severance agreements therefore have so-called “double triggers” as the executives are not entitled to receive any cash severance benefits if, following a change of control, they resign without demonstrating good reason. If the executive officers are entitled to receive cash severance benefits, they will receive a lump sum payment equal to three times, with respect to Mr. Brugger, or two times, with respect to each of the other executive officers, the sum of (x) his then current base salary and (y) his target bonus under our annual cash incentive compensation program.

In addition, if we terminate such executive’s employment without cause or such executive resigns with good reason, or if the executive dies or becomes disabled, the executive (or his family) will be entitled to (i) a pro-rated bonus under our cash incentive program at target, (ii) continued life, health and disability insurance coverage for himself, his spouse and dependents for eighteen months and (iii) the immediate vesting of any unvested portion of any restricted stock award previously issued to the executive. In addition, the unvested SARs and the DERs will immediately and fully vest upon the death or disability of an executive and may be exercised by the holder, or his estate, until the expiration dates of the SAR and DERs. Following a change in control, if an executive is terminated without cause or resigns for good reason, the SARs and DERs will continue to vest on the original vesting schedule and, once vested, the instruments may continue to be exercised until the earlier of the expiration date of the instrument or the fifth anniversary of the vesting. If there has not been a change in control and the executive resigns with good reason or is terminated without cause, the Board of Directors has sole discretion to decide whether to vest any unvested SARs and DERs.

In the event that the executive retires, the executive will be eligible to continue to vest in any outstanding unvested restricted stock awards and SARs and DERs, but the executive will not receive any cash severance or any continued life, health, or disability coverage for himself or his spouse or dependents.

For the agreements entered into prior to 2009, in the event that the severance benefits described above are paid in connection with a change in control of the Company and deemed “excess parachute payments” under

Section 280G of the Code, the executives, may be eligible to receive a tax “gross up” payment equal to the additional taxes, if any, imposed on the executive under Section 4999 of the Code in respect of such excess parachute payments. This excise tax gross up is available only to the extent that the value of the severance benefits payable to an executive equals or exceeds 110% of the maximum amount the executive could have received without being subject to any excise tax under Section 4999 of the Code (the “safe harbor”). In the event that the value of the severance benefits payable to an executive is subject to the excise tax but does not equal or exceed 110% of the “safe harbor”, the amount of the severance benefits will be reduced to an amount equal to the “safe harbor”.

For Mr. Tennis’ agreement, no excise tax gross-up protection is provided.

The following table sets forth a summary of our payment obligations pursuant to the severance agreements:

Termination as a Result of
Terminated without
	Terminated For		Cause or
	Cause or		Resigned with
	Resigned Without Good	Death or	Good
	Reason(1)(2)	Disability	Reason(1)(2)		Retirement(3)

Pro-rated cash incentive plan compensation at target	No	Yes	Yes		Yes
Cash severance	No	No	Yes		No
Continued medical and dental benefits	No	Yes	Yes		No
Continued vesting of restricted stock	No	No	No		Yes
Full and immediate vesting of restricted stock	No	Yes	Yes		No
Continued vesting of SARs/DERs	No	No	Yes	(4)	Yes
Full and immediate vesting of SARs/DERs	No	Yes	No		No
Modified tax-gross up	N.A.	N.A.	Yes	(5)	N.A

(1)	“Cause” shall mean a determination by our Board of Directors in good faith that any of the following events have occurred: (i) indictment of the executive of, or the conviction or entry of a plea of guilty or nolo contendere by the executive to, any felony or misdemeanor involving moral turpitude (and in the case of Mr. Tennis, failure to be admissible as a member of the bar of any state); (ii) the executive engaging in conduct which constitutes a material breach of a fiduciary duty or duty of loyalty, including without limitation, misappropriation of our funds or property other than the occasional, customary and de minimis use of our property for personal purposes; (iii) the executive’s willful failure or gross negligence in the performance of his assigned duties, which failure or gross negligence continues for more than 15 days following the executive’s receipt of written notice of such willful failure or gross negligence from our Board of Directors; (iv) any act or omission of the executive that has a demonstrated and material adverse impact on our reputation for honesty and fair dealing or any other conduct of the executive that would reasonably be expected to result in material injury to our reputation; or (v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by us to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.

(2)	“Good Reason” for termination shall mean the occurrence of one of the following events, without the executive’s prior written consent: (i) a material diminution in the executive’s duties or responsibilities or any material demotion from the executive’s current position with us, including, without limitation: (A) if the executive is the Chief Executive Officer (or CEO), either discontinuing his direct reporting to our Board of Directors or a committee thereof or discontinuing the direct reporting to the CEO by each of the senior executives responsible for finance, legal, acquisition and operations or (B) if the executive is not the CEO, discontinuing the executive reporting directly to the CEO; (ii) if the executive is a member of our Board of Directors, our failure to nominate the executive as one of our directors; (iii) a requirement that the executive work principally from a location outside the 50 mile radius from our current address, except for required travel on our business to the extent substantially consistent with the executive’s business travel obligations on the date hereof; (iv) failure to pay the executive any compensation or benefits or to honor any indemnification agreement to which the executive is entitled within 15 days of the date due; or (v) the occurrence of any of the following events or conditions in the year immediately following a change in control: (A) a reduction in the executive’s annual base salary or annual cash incentive plan opportunity as in effect immediately prior to the change in control; (B) the failure by us to obtain an agreement, reasonably satisfactory to the executive, from any of our successors or assigns to assume and agree to adopt the severance agreement for a period of at least two years from the change in control.

(3)	“Retirement” shall mean a retirement by the executive if the executive has been designated as an eligible retiree by our Board of Directors, in its sole discretion.

(4)	The SARs and DERs will continue to vest if the executive is terminated without cause or resigns for good reason following a change in control. If there has not been a change in control, the unvested SARs and DERS will be forfeited unless our Board of Directors, in its sole discretion, chooses to vest such SARs and DERs.

(5)	The excise tax gross up is only applicable if the executive is terminated without cause or resigns for good reason following a change in control. Mr. Tennis is not entitled to receive the excise tax gross up.

The following chart sets forth the cost that we would have incurred if one of the executives were terminated as of December 31, 2009 under the terms of our severance agreements, assuming a stock price of $8.47, the closing market price on the NYSE on December 31, 2009:

Cost of Termination under Severance Agreements(1)

		Pro-Forma	Continued	Number of
		Target	Medical	Shares of	Value of		Cost of
		Bonus	and Dental	Unvested	Unvested	Value of	Excise Tax	Total
	Cash	for Year of	Benefits	Stock	Shares	SARs/DERs	Gross Up	Cost of
	Severance	Termination	(2)	(3)	(3)	(4)	(5)	Termination

Terminated For Cause or Resigned without Good Reason
William W. McCarten	$—	$—	$—	241,093	100% forfeited	100% forfeited	n.a.	$—
Mark W. Brugger	$—	$—	$—	566,457	100% forfeited	100% forfeited	n.a.	$—
John L. Williams	$—	$—	$—	550,578	100% forfeited	100% forfeited	n.a.	$—
Michael D. Schecter	$—	$—	$—	197,951	100% forfeited	100% forfeited	n.a.	$—
Sean M. Mahoney	$—	$—	$—	187,363	100% forfeited	100% forfeited	n.a.	$—

								$—
Terminated without Cause or Resigned with Good Reason (without a change of control)
William W. McCarten	$1,800,000	$600,000	$19,800	241,093	$2,042,058	100% forfeited	n.a.	$4,461,858
Mark W. Brugger	$3,600,000	$600,000	$19,800	566,457	$4,797,891	100% forfeited	n.a.	$9,017,691
John L. Williams	$1,890,000	$420,000	$19,800	550,578	$4,663,396	100% forfeited	n.a.	$6,993,196
Michael D. Schecter	$1,007,288	$200,244	$19,800	197,951	$1,676,645	100% forfeited	n.a.	$2,903,977
Sean M. Mahoney	$1,012,600	$201,300	$19,800	187,363	$1,586,965	100% forfeited	n.a.	$2,820,665

								$26,197,387
Terminated without Cause or Resigned with Good Reason (following a change of control)
William W. McCarten	$1,800,000	$600,000	$19,800	241,093	$2,042,058	$23,625	$—	$4,485,483
Mark W. Brugger	$3,600,000	$600,000	$19,800	566,457	$4,797,891	$13,387	$—	$9,031,078
John L. Williams	$1,890,000	$420,000	$19,800	550,578	$4,663,396	$13,387	$—	$7,006,583
Michael D. Schecter	$1,007,288	$200,244	$19,800	197,951	$1,676,645	$7,875	$—	$2,911,852
Sean M. Mahoney	$1,012,600	$201,300	$19,800	187,363	$1,586,965	$4,331	$—	$2,824,996

								$26,259,992
Death or Disability
William W. McCarten	$—	$600,000	$19,800	241,093	$2,042,058	$124,511	n.a.	$2,786,369
Mark W. Brugger	$—	$600,000	$19,800	566,457	$4,797,891	$70,556	n.a.	$5,488,247
John L. Williams	$—	$420,000	$19,800	550,578	$4,663,396	$70,556	n.a.	$5,173,752
Michael D. Schecter	$—	$200,244	$19,800	197,951	$1,676,645	$41,503	n.a.	$1,938,192
Sean M. Mahoney	$—	$201,300	$19,800	187,363	$1,586,965	$22,827	n.a.	$1,830,892

								$17,217,452
Retirement
William W. McCarten	$—	$600,000	$—	241,093	$2,042,058	$124,511	n.a.	$2,766,569
Mark W. Brugger	$—	$600,000	$—	566,457	$4,797,891	$70,556	n.a.	$5,468,447
John L. Williams	$—	$420,000	$—	550,578	$4,663,396	$70,556	n.a.	$5,153,952
Michael D. Schecter	$—	$200,244	$—	197,951	$1,676,645	$41,503	n.a.	$1,918,392
Sean M. Mahoney	$—	$201,300	$—	187,363	$1,586,965	$22,827	n.a.	$1,811,092

								$17,118,452

(1)	Under our severance agreements, the executives are not entitled to any accrued vacation pay or continued life or disability insurance following a severance event.

(2)	The cost of the medical and dental insurance is based on the average cost paid by us for health insurance for a family with dependent children during 2009. The actual amount will vary based on the cost of health insurance at the time of termination whether the individual is single or married and whether the individual has dependent children.

(3)	The number of shares of unvested stock is as of December 31, 2009 and the value of such shares is calculated using $8.47 per share, the closing price on the NYSE for our stock on December 31, 2009. Effective as of December 31, 2009, Mr. Schecter was terminated as Executive Vice President, General Counsel and Corporate Secretary of the Company and his unvested shares of stock vested on that date in the amount above. For information regarding the severance arrangements with Mr. Schecter, see “5. Severance Letter with Mr. Schecter” above.

(4)	If there has not been a change of control and an executive is terminated without cause or resigns for good reason, all of that executive’s SARs and DERs would terminate unless our Board of Directors in its sole discretion chooses to vest such instruments. For purposes of this chart, we have assumed that the unvested SARs and DERs would be forfeited. The SARs and DERs automatically fully vest upon the death or disability of an executive and would continue to vest in the ordinary course upon a board authorized retirement or following a termination without cause or resignation for good reason following a change in control. For valuation purposes, we have assumed that the executives are terminated without cause or resign for good reason following a change of control on December 31, 2009 at a stock price of $8.47, the closing stock price on that date, and therefore the SARs would expire worthless but the executives would be entitled to receive, for each of their DERs, all of the dividends paid on a share of our Common Stock (or $0.33) from the date we issued the DER until December 31, 2009, the assumed change in control and termination date. In the case of a death, disability or retirement, we assumed that the Company would continue to pay dividends each year in an amount equal to the 2009 distribution (or $0.33 per share per year) through the expiration date of the DER, with such amount discounted back to December 31, 2009 at the same discount rate that we originally used to value the DERs, or 5.5%.

(5)	The cost of the excise tax gross up is an estimate based on a number of assumptions including: (i) DiamondRock is subject to a change of control on December 31, 2009, (ii) all the named officers are terminated on December 31, 2009 without cause following that change of control, and (iii) the change of control occurs at a price equal to our closing stock price on December 31, 2009. The excise tax gross up was calculated including five years of earnings data, including 2009, although technically the 2009 W-2 would not be available until after December 31, 2009.

The severance agreements contain non-competition covenants that apply during the term and for 12 months after the expiration or termination of such executive’s employment with us to the extent that the executive receives a cash severance payment. The non-competition covenants restrict the executives from working for any lodging-oriented real estate investment company located in the United States. The non-competition covenants will not apply following a change of control.

Pursuant to Section 2(h) of that certain Severance Agreement, made as of March 9, 2007, between Mr. McCarten and DiamondRock (the “McCarten Severance Agreement”), our Board of Directors designated Mr. McCarten an eligible retiree. As an eligible retiree, Mr. McCarten will receive certain benefits set forth in the McCarten Severance Agreement, including payment of accrued salary, a cash bonus for 2009 and continued vesting of time-based restricted stock awards, and will be entitled to the continued vesting of SARs and DERs.

ADDITIONAL EXECUTIVE COMPENSATION DATA

Grants of Plan-Based Awards
(For the year ended December 31, 2009)

						All Other	All Other
						Stock	Option
						Awards:	Awards:
			Estimated Future Payouts Under			Number	Number of	Exercise or	Grant Date
	Date of		Non-Equity Incentive Plan			of Shares	Securities	Base Price of	Fair Value of
	Compensation		Awards(1)			of Stock	Underlying	Option	Stock and
	Committee	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Option Awards
Name	Meeting	Date	($)	($)	($)	(#)	(#)	($/Sh)	($)(2)

William W. McCarten	2-26-2009	3-2-2009	150,000	300,000	450,000	177,305			500,000
Mark W. Brugger	2-26-2009	3-2-2009	300,000	600,000	900,000	531,915			1,500,000
John L. Williams	2-26-2009	3-2-2009	210,000	420,000	630,000	301,418			850,000
Michael D. Schecter	2-26-2009	3-2-2009	100,122	200,244	303,400	177,305			500,000
Sean M. Mahoney	2-26-2009	3-2-2009	100,650	201,300	305,000	177,305			500,000

(1)	During February 2010, we paid each of our executive officers, pursuant to the 2009 cash incentive compensation program, the following amounts: Mr. McCarten $306,000, Mr. Brugger $612,000, Mr. Williams $428,400, and Mr. Mahoney $206,790. Mr. Schecter received $200,244 pursuant to his severance arrangements as described in “Severance Letter with Mr. Schecter.”

(2)	The grant date fair value is based on the fair value on the grant date of the award. For purposes of determining both the size of the grant and the expense associated with such awards, the value of restricted stock equaled the closing price of our common stock on the NYSE on the date we issued the restricted stock.

Outstanding Equity Awards
(As of December 31, 2009)

	Option				Stock
	Awards				Awards
Market
					Number of	Value of
					Shares or	Shares or
	Number of	Number of			Units of	Units of
	Securities	Securities			Stock	Stock
	Underlying	Underlying			That	That
	Unexercised	Unexercised	Option		Have Not	Have
	Options	Options	Exercise	Option	Vested	Not
	(#)	(#)	Price	Expiration	(1)(2)	Vested(1)(3)
Name	Exercisable	Unexercisable(4)	($)	Date	(#)	($)

William W. McCarten	37,764	75,529	12.59	March 4, 2018	241,093	$2,042,058
Mark W. Brugger	21,400	42,799	12.59	March 4, 2018	566,457	$4,797,891
John L. Williams	21,400	42,799	12.59	March 4, 2018	550,578	$4,663,396
Michael D. Schecter	37,764	—	12.59	March 30, 2010	—	$—
Sean M. Mahoney	6,923	13,847	12.59	March 4, 2018	187,363	$1,586,965

(1)	Does not include fully vested, but not distributed, deferred stock unit awards set forth in the chart below:

Shares of deferred stock granted in 2005

Additional Units
Received Through
	Original	Dividend Reinvestment
	Units	(as of December 31,
	Granted	2009)

William W. McCarten	112,500 units	24,800 units
Mark W. Brugger	82,500 units	18,186 units
John L. Williams	105,000 units	23,147 units
Michael. D. Schecter	57,500 units	12,675 units
Sean M. Mahoney	25,000 units	5,511 units

(2)	The restricted stock vests on the following schedule:

		Number of Shares
	Date of Grant	Remaining to Vest	Vesting Date

William W. McCarten
	February 27, 2007	24,074	February 27, 2010
	March 4, 2008	19,857	February 27, 2010
	March 4, 2008	19,857	February 27, 2011
	March 2, 2009	59,102	February 27, 2010
	March 2, 2009	59,102	February 27, 2011
	March 2, 2009	59,101	February 27, 2012
Mark W. Brugger
	February 27, 2007	12,037	February 27, 2010
	March 4, 2008	11,252	February 27, 2010
	March 4, 2008	11,253	February 27, 2011
	March 2, 2009	177,305	February 27, 2010
	March 2, 2009	177,305	February 27, 2011
	March 2, 2009	177,305	February 27, 2012
John L. Williams
	February 27, 2007	13,889	February 27, 2010
	March 4, 2008	11,252	February 27, 2010
	March 4, 2008	11,253	February 27, 2011
	September 1, 2008	212,766	September 1, 2011
	March 2, 2009	100,473	February 27, 2010
	March 2, 2009	100,473	February 27, 2011
	March 2, 2009	100,472	February 27, 2012
Sean M. Mahoney
	February 27, 2007	2,777	February 27, 2010
	March 4, 2008	3,640	February 27, 2010
	March 4, 2008	3,641	February 27, 2011
	March 2, 2009	59,102	February 27, 2010
	March 2, 2009	59,102	February 27, 2011
	March 2, 2009	59,101	February 27, 2012

(3)	Calculated using $8.47 per share, our stock price on the NYSE as of the close of trading on December 31, 2009.

(4)	The unvested and unexercisable SARs will vest as follows: one half on February 27, 2010 and one half on February 27, 2011.

Option Exercises and Stock Vested
(For the year ended December 31, 2009)

	Stock Awards
	Number of Shares
	Acquired on	Value
	Vesting	Realized on
Name	(#)(1)	Vesting

William W. McCarten	66,978	$291,545
Mark W. Brugger	35,859	$156,936
John L. Williams	39,806	$176,821
Michael D. Schecter	219,130	$1,769,556
Sean M. Mahoney	8,513	$33,994

(1)	The number of shares acquired on vesting and the value of those shares do not reflect the withholding of shares to satisfy federal and state income tax withholdings.

We have omitted tabular information regarding pension benefits and nonqualified deferred compensation as we do not maintain any pension or deferred compensation plans.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

Seven directors will be elected at our 2010 annual meeting of stockholders to serve until our 2011 annual meeting of stockholders and until their respective successors are duly elected and qualify.

Each nominee for director was recommended by our Nominating and Corporate Governance Committee, which considered a number of factors, including the criteria for Board of Directors membership approved by our Board of Directors, and then was nominated by our Board of Directors. Each of the nominees is a current member of our Board of Directors. The nominees are Daniel J. Altobello, Mark W. Brugger, W. Robert Grafton, Maureen L. McAvey, William W. McCarten, Gilbert T. Ray and John L. Williams.

Our Board of Directors anticipates that the nominees will serve, if elected, as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend unless instructions to withhold are given.

Vote Required

The seven director nominees will be elected if they receive a plurality of all the votes cast by proxy or in person by holders of stock entitled to vote on the election of directors at the annual meeting. Votes may be cast for or withheld from each nominee. Votes cast for any nominee and votes that are withheld from any nominee will be counted when determining whether a quorum is present. Starting this year, if you do not instruct your broker, bank or other nominee how to vote with respect to this proposal, your broker, bank or other nominee may cast votes on your behalf with respect to this proposal. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ITS NOMINEES. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

Information Regarding the Nominees and Executive Officers

The following biographical descriptions set forth certain information with respect to the nominees for election as directors at our 2010 annual meeting and the executive officers who are not directors, based on information furnished to us by each nominee and executive officer as of March 1, 2010. The biographical description for the nominees also includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of the Company.

Certain information regarding our directors and senior executive officers is set forth below.

Name	Age	Position

William W. McCarten	61	Chairman of our Board of Directors and Director
Mark W. Brugger	40	Chief Executive Officer and Director
John L. Williams	58	President, Chief Operating Officer and Director
Daniel J. Altobello*	69	Director
W. Robert Grafton*	68	Lead Director
Gilbert T. Ray*	65	Director
Maureen L. McAvey*	63	Director
Sean M. Mahoney	38	Executive Vice President, Chief Financial Officer and Treasurer
William J. Tennis	55	Executive Vice President, General Counsel and Corporate Secretary

*	Independent Director

The following is a summary of certain biographical information concerning our nominees and senior executive officers:

Nominees

William W. McCarten has served as our Chairman of the Board of Directors and has been a member of our Board of Directors since our formation in 2004. Mr. McCarten was also our Chief Executive Officer from our formation in 2004 until his retirement in September 2008.

Mr. McCarten worked for the Marriott Corporation, or Marriott International, Inc., and its related entities for over 25 years until January 2004. Among his many positions during those 25 years, Mr. McCarten served as the Chief Executive Officer of HMSHost Corporation, formerly Host Marriott Services Corporation, a publicly held developer and operator of restaurant and retail concessions in travel and entertainment venues listed on the NYSE from 1995 to 2000. In addition, Mr. McCarten served as non-executive Chairman of HMSHost Corporation from 2000 to 2001. Our Board of Directors has determined that Mr. McCarten’s qualifications to serve on our Board of Directors include his extensive experience in the lodging industry with over 25 years of experience with the Marriott organization, a leading worldwide hotel brand, franchise and management company. Mr. McCarten has developed a broad network of hotel industry contacts and relationships, including relationships with hotel owners, operators, project managers and contractors and other key industry participants.

Prior to joining Marriott, Mr. McCarten was an accountant with Arthur Andersen & Co. from 1970 to 1979.

Mr. McCarten received his B.S. in Accounting from the McIntire School of Commerce at the University of Virginia in 1970, and he served on the Advisory Board of the McIntire School from 1981 to 1996.

Mark W. Brugger has served as our Chief Executive Officer since September 1, 2008. Previously he served as our Executive Vice President, Chief Financial Officer and Treasurer since our formation in 2004 until he was promoted to our Chief Executive Officer.

Previously, Mr. Brugger served as Vice President — Project Finance for Marriott International, Inc. from 2000 to 2004. From 1997 to 2000, Mr. Brugger served as Vice President — Investment Sales of Transwestern Commercial Services, formerly the Carey Winston Company. From 1995 to 1997, Mr. Brugger was the Land Development Director for Coscan Washington, Inc. Mr. Brugger received a Juris Doctorate from American University School of Law in 1995 and a B.A. from the University of Maryland at College Park in 1992. Our Board of Directors has determined that Mr. Brugger’s qualifications to serve on our Board of Directors include his extensive experience in real estate and finance with over 15 years of experience. His experience includes serving as the Chief Financial Officer of DiamondRock for four years, as well as his real estate and finance transactional experience, including structured finance transactions, acquisitions, dispositions and financings of investment properties.

John L. Williams has served as our President and Chief Operating Officer and has been a member of our Board of Directors since our formation in 2004.

Mr. Williams worked for the Marriott Corporation, or Marriott International, Inc., and its related entities for over 25 years until 2004. Mr. Williams most recently served as Executive Vice President of North American Hotel Development for Marriott International. Our Board of Directors has determined that Mr. Williams’ qualifications to serve on our Board of Directors include his extensive experience in the lodging industry with over 25 years of experience with the Marriott organization. Mr. Williams has developed a broad network of hotel industry contacts and has extensive experience in acquiring, repositioning, developing and redeveloping hotels.

From 1991 to 1992, Mr. Williams, while on a leave of absence from Marriott, served as the Chief Acquisition Executive for Lodging Opportunities, the initial lodging fund sponsored by the Thayer organization. Prior to joining the Marriott Corporation, Mr. Williams was a senior consultant with Laventhol & Horwath.

Mr. Williams received a BS/BA from Denver University with a major in Hotel and Restaurant Management and a B.A. in American Studies from Denver University in 1973. In addition, Mr. Williams performed graduate coursework at the University of Missouri at Kansas City with a concentration in finance.

Daniel J. Altobello has been a member of our Board of Directors since July 2004.

Mr. Altobello has been Chairman of Altobello Family LP since 1991. Mr. Altobello also served as chairman of the board of directors of Onex Food Services, Inc., the parent corporation of Caterair International, Inc. and LSG/SKY Chefs from 1995 to 2001. From 1989 to 1995, Mr. Altobello was the Chairman, Chief Executive Officer and President of Caterair International Corporation. He currently serves on the board of directors of JER Investors Trust, Inc., MESA Air Group and Arlington Asset Investment Corp. In addition, Mr. Altobello serves on the Advisory Board of Thayer Capital Partners. Our Board of Directors has determined that Mr. Altobello’s qualifications to serve on our Board of Directors include his experience as a CEO combined with his operational and corporate governance expertise.

W. Robert Grafton has been a member of our Board of Directors since July 2004 and serves as our lead director.

Mr. Grafton is a retired certified public accountant. He retired from Andersen Worldwide S.C. in 2000. Andersen Worldwide provided global professional auditing and consulting services through its two service entities, Arthur Andersen and Andersen Consulting. Mr. Grafton joined Arthur Andersen in 1963 and was elected a member of the Board of Partners of Andersen Worldwide in 1991. Mr. Grafton was elected Chairman of the Board of Partners in 1994 and served as Managing Partner — Chief Executive from 1997 through 2000. Mr. Grafton serves on the board of directors of Carmax Inc., a publicly traded company listed on the NYSE, where he also serves as Chairman of the Audit Committee. Our Board of Directors has determined that Mr. Grafton’s qualifications to serve on our Board of Directors include his extensive global experience in public accounting and over 35 years of experience in operational and financial management.

Maureen L. McAvey has been a member of our Board of Directors since July 2004.

Ms. McAvey is the Executive Vice President, Initiatives Group at the Urban Land Institute, or ULI, in Washington, DC, where she has worked in various positions since 2001. ULI is a premier research and education organization within the real estate and land use industry. Ms. McAvey was a member of the board of trustees of ULI from 1995 to 2001. Prior to joining ULI, from 1998 to 2001, Ms. McAvey was Director, Business Development, for Federal Realty Investment Trust, an owner and manager of retail developments and mixed-use developments and a publicly traded company listed on the NYSE. Ms. McAvey also has served as the Director of Development for the City of St. Louis, a cabinet level position in the Mayor’s office and she was Executive Director of the St. Louis Development Corporation. Prior to working for the City of St. Louis, Ms. McAvey led the real estate consulting practices in Boston for Deloitte & Touche and Coopers & Lybrand.

Ms. McAvey directed the west coast operations of Carley Capital Group, a national development firm and also has experience as a private developer. Ms. McAvey holds two masters degrees, one from the University of Minnesota and one from the Kennedy School of Government, Harvard University. Our Board of Directors has determined that Ms. McAvey’s qualification to serve on our Board of Directors include her extensive experience in the real estate industry in both the private and public sectors.

Gilbert T. Ray has been a member of our Board of Directors since July 2004.

Mr. Ray was a partner in the law firm of O’Melveny & Myers LLP until his retirement in 2000. He practiced corporate law for 28 years and has extensive experience with conventional corporate and tax exempt transactions, as well as international finance. He served as counsel in connection with numerous securities offerings, acquisitions, dispositions and mergers. In addition, Mr. Ray is a member of the board of directors of Advance Auto Parts, Inc., Towers Watson & Co. and DineEquity, Inc., each a publicly traded company listed on the NYSE. Mr. Ray is also a member of the board of directors of Automobile Club of Southern California. Further, Mr. Ray is also a trustee of SunAmerica Series Trust, Seasons Series Fund and The John Randolph Haynes and Dora Haynes Foundation. Our Board of Directors has determined that Mr. Ray’s qualifications to serve on our Board of Directors include his years of extensive experience in the legal industry as an advisor, and his valuable insights with respect to compensation and corporate governance matters that face the Board and the Company.

Senior Executive Officers

Sean M. Mahoney is our Executive Vice President, Chief Financial Officer and Treasurer since September 1, 2008. Previously, he served as our Senior Vice President, Chief Accounting Officer and Corporate Controller from his hiring in August 2004 until September 1, 2008.

Previously, Mr. Mahoney served as a senior manager with Ernst & Young LLP in McLean Virginia. During 2002 and 2003, Mr. Mahoney served as a Director in the Dublin, Ireland audit practice of KPMG, LLP. From 1993 to 2001, Mr. Mahoney worked in the audit practice of Arthur Andersen LLP. Mr. Mahoney is a member of the American Institute of Certified Public Accountants and is a Virginia C.P.A. Mr. Mahoney received a B.S. from Syracuse University in 1993.

William J. Tennis is our Executive Vice President, General Counsel and Corporate Secretary effective as of January 4, 2010. Previously, Mr. Tennis worked for Marriott International, Inc. and its related entities for 17 years from 1992 to 2009, initially as Assistant General Counsel in the Law Department and most recently as Senior Vice President responsible for the Global Asset Management Group. From 1987 through 1992, Mr. Tennis was an associate at Richards & O’Neil in New York and prior to that was an associate at Lord, Day & Lord. Mr. Tennis received a Juris Doctorate from New York University School of Law in 1981 and a B.A. from Harvard College in 1976.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF KPMG AS INDEPENDENT AUDITORS

Our Audit Committee has unanimously appointed KPMG LLP as DiamondRock’s independent auditor for the current fiscal year, and our Board of Directors is asking stockholders to ratify that appointment. Although current law, rules and regulations, as well as the charter of our Audit Committee, require DiamondRock’s independent auditor to be engaged, retained and supervised by our Audit Committee, our Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the appointment of KPMG LLP for ratification by stockholders as a matter of good corporate practice. Representatives of KPMG LLP will be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

The appointment of KPMG LLP as our independent auditor will be ratified if this proposal receives a majority of the votes cast whether in person or by proxy. For purposes of the vote on the ratification of the appointment of KPMG LLP as the Company’s independent auditor for 2010, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF DIAMONDROCK FOR 2010.

INFORMATION ABOUT OUR INDEPENDENT ACCOUNTANTS

KPMG LLP served as our independent accountants for the fiscal years ended December 31, 2009 and 2008. Aggregate fees for professional services rendered by KPMG LLP for the years ended December 31, 2009 and 2008 were as follows:

	2009	2008

Audit Fees
Recurring audit	$224,000	$264,000
Quarterly reviews	60,000	75,000
Comfort letters, consents and assistance with documents filed with the SEC	129,420	40,638

Subtotal	413,420	379,638
Audit-Related Fees
Audits required by lenders and others	214,000	240,500

Tax-Related Fees	—	—
All Other Fees	—	—

Total	$627,420	$620,138

Auditor Fees Policy

Our Audit Committee has adopted a policy concerning the pre-approval of audit and non-audit services to be provided by KPMG LLP, our independent accountants. The policy requires that all services provided by KPMG LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by our Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. Our Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee.

Our Audit Committee approved all audit and non-audit services provided to us by KPMG LLP during the 2009 and 2008 fiscal years.

We believe the individuals who were not KPMG, LLP’s full-time, permanent employees performed less than 50% of the hours expended by KPMG, LLP during the audit of our financial statements.

Policy for Hiring Members of our Audit Engagement Team

Our Audit Committee has a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of our audit engagement team accept employment with us. Under the policy, we may not hire any individuals below the partner level who were members of our audit engagement team within two years of completion of the most recent audit in which they participated. In addition, we may not hire any partners who were members of our audit engagement team within three years of completion of the most recent audit in which they participated. In all such cases, our Audit Committee must determine that the relationship is in the best interests of stockholders. In addition, we may not appoint a director who is affiliated with, or employed by, our present or former auditor until three years after the affiliation or auditing relationship has ended.

Other Company Accountants and Auditors

We have engaged PricewaterhouseCoopers LLP as our internal auditors. The purpose of the internal audit program is to provide our Audit Committee and our management with ongoing assessments of our risk management processes and to review the effectiveness and design of internal controls at our properties and our corporate office. Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2009 and 2008 were as follows:

	2009	2008

PricewaterhouseCoopers LLP Fees
Internal audit	$326,412	$472,145

Total	$326,412	$472,145

Our Audit Committee approved all audit and non-audit services provided to us by PricewaterhouseCoopers LLP during the 2009 and 2008 fiscal years.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The table below shows the amount of our common stock beneficially owned as of February 26, 2010 by (i) each director and nominee for director, (ii) our Chairman, our Chief Executive Officer, our Chief Financial Officer and the two other most highly compensated executive officers of the Company whose compensation exceeded $100,000 during the fiscal year ended December 31, 2009 (the “named executive officers” ), (iii) all of our directors, director nominees and executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock (the “5% Holders” ).

The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after February 26, 2010, including any shares which could be purchased by the exercise of options at or within 60 days after February 26, 2010.

Under the relevant SEC rules, each executive officer of the Company may vote his or her unvested shares of restricted stock so they are deemed to be “beneficially owned” by the relevant executive officer. However, the executive officers have no right to vote the shares of common stock underlying the deferred stock units, as such deferred stock units merely represent our unsecured obligation to deliver such underlying shares in the future; thus such underlying shares are not deemed to be “beneficially owned” by the relevant executive officer.

Unless otherwise indicated, all shares are owned directly, and the indicated individual has sole voting and investment power. Unless otherwise indicated, the address of each named person is c/o DiamondRock Hospitality Company, 6903 Rockledge Drive, Suite 800, Bethesda MD 20817.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares		Percent(1)

Directors and named executive officers:
William W. McCarten	567,648	(2)	*
Mark W. Brugger	696,925	(3)	*
Daniel J. Altobello	31,164		*
W. Robert Grafton	29,164		*
Maureen L. McAvey	26,164		*
Gilbert T. Ray	26,164		*
John L. Williams	784,198	(4)	*
Sean M. Mahoney	214,461	(5)	*
Michael D. Schecter	204,630	(6)	*

Directors and named executive officers as a group (9 persons)	2,580,518		2%
5% Holders:
BlackRock, Inc.(7)	11,383,970		8.8%
The Vanguard Group, Inc.(8)	10,265,549		7.9%
Heitman Real Estate Securities LLC(9)	9,608,494		7.4%
Donald Smith & Co.(10)	9,384,655		7.2%
Bank of America Corporation(11)	8,137,196		6.3%
Capital Growth Management Limited Partnership(12)	7,560,000		5.8%
Nomura Asset Management Co., Ltd.(13)	6,692,079		5.2%
FMR LLC(14)	6,311,822		4.9%

*	Represents less than 1% of the number of shares of common stock outstanding as of February 26, 2010.

(1)	Calculated using 129,929,299 shares of common stock outstanding as of February 26, 2010, which includes all unvested shares of restricted stock but, in accordance with the SEC’s rules, it does not include the shares of common stock underlying the deferred stock units issued to the executive officers in connection with our initial public offering. There were no additional adjustments required by Rule 13d-3(d)(1)(i) of the Exchange Act as no executive officer or director has any right to acquire shares within 60 days in a manner similar to those rights set forth in Rule 13d-3(d)(1)(i) of the Exchange Act.

(2)	Mr. McCarten’s shares include (i) 247,206 shares of unvested restricted stock granted to him under our Incentive Plan, and (ii) 320,442 shares of our common stock owned by him. In accordance with the SEC rules, this does not include our obligation to deliver 142,034 shares of common stock underlying the deferred stock units issued to Mr. McCarten in connection with our initial public offering nor does it include 113,293 SARs issued on March 4, 2008.

(3)	Mr. Brugger’s shares include (i) 584,797 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 112,128 shares of our common stock owned by him. In accordance with the SEC rules, this does not include our obligation to deliver 104,157 shares of common stock underlying the deferred stock units issued to Mr. Brugger in connection with our initial public offering nor does it include 64,199 SARs issued on March 4, 2008.

(4)	Mr. Williams’ shares include (i) 560,971 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 223,227 shares of our common stock owned by him. In accordance with the SEC rules, this does not include our obligation to deliver 132,565 shares of common stock underlying the deferred stock units issued to Mr. Williams in connection with our initial public offering nor does it include 64,199 SARs issued on March 4, 2008.

(5)	Mr. Mahoney’s shares include (i) 193,476 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 20,985 shares of our common stock owned by him. In accordance with the SEC rules, this does not include our obligation to deliver 31,563 shares of common stock underlying the deferred stock units issued shares of deferred stock issued to Mr. Mahoney in connection with our initial public offering nor does it include 20,770 SARs issued on March 4, 2008.

(6)	On December 31, 2009, Mr. Schecter was terminated by the Company.

(7)	Based solely on information contained in a Schedule 13G filed by BlackRock, Inc., on behalf of itself and certain of its affiliates, with the SEC on January 29, 2010. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(8)	Based solely on information contained in a Schedule 13G filed by The Vanguard Group, Inc., on behalf of itself and certain of its affiliates, with the SEC on February 3, 2010. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(9)	Based solely on information contained in a Schedule 13G filed by Heitman Real Estate Securities LLC, on behalf of itself and certain of its affiliates, with the SEC on February 12, 2010. The address of Heitman Real Estate Securities LLC is 191 North Wacker Drive, Suite 2500, Chicago, IL 60606.

(10)	Based solely on information contained in a Schedule 13G filed by Donald Smith & Co., Inc. with the SEC on February 12, 2010. The address of Donald Smith & Co., Inc. is 152 West 57th Street, New York, NY 10019.

(11)	Based solely on information contained in a Schedule 13G filed by Bank of America Corporation, on behalf of itself and certain of its affiliates, with the SEC on February 2, 2010. The address of Bank of America Corporation is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

(12)	Based solely on information contained in a Schedule 13G filed by Capital Growth Management Limited Partnership with the SEC on February 12, 2010. The address of Capital Growth Management Limited Partnership is One International Place, Boston, MA 02110.

(13)	Based solely on information contained in a Schedule 13G filed by Nomura Asset Management Co., Ltd., on behalf of itself and certain of its affiliates, with the SEC on February 16, 2010. The address of Nomura Asset Management Co., Ltd. is 1-12-1, Nihonbashi, Chuo-ku, Tokyo, Japan 103-8260.

(14)	Based solely on information contained in a Schedule 13G filed by FMR LLC, on behalf of itself and certain of its affiliates, with the SEC on February 16, 2010. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

Related Party Transactions

There were no related party transactions during 2009. For a description of our policies and procedures with regard to related party transactions, please see “Corporate Governance Principles and Board Matters — Other Corporate Governance Matters — Conflicts of Interests” elsewhere in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Our officers and directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were satisfied on a timely basis.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The undersigned members of the Compensation Committee of the Board of Directors of DiamondRock Hospitality Company submit this report in connection with our review of the Compensation Discussion and Analysis section of this Proxy Statement for the fiscal year ended December 31, 2009.

The Compensation Committee notes that we have oversight responsibilities only. We rely without independent verification on the information provided to us and on the representations made by management. Accordingly, our oversight does not provide an independent basis to determine whether the Compensation Discussion and Analysis section of this Proxy Statement is accurate and complete. We also note that management has the primary responsibility for the preparation of the Compensation Discussion and Analysis section of this Proxy Statement.

We, however, have reviewed the Compensation Discussion and Analysis and have discussed it with management; and in reliance on the reviews and discussions referred to above, we recommended to our Board of Directors that the Compensation Discussion and Analysis section of this Proxy Statement be included in this Proxy Statement.

Submitted by the Compensation Committee

Daniel J. Altobello, Chairman
W. Robert Grafton
Maureen L. McAvey
Gilbert T. Ray

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009, our Compensation Committee consisted of Messrs. Altobello, Grafton and Ray and Ms. McAvey. None of them has served as an officer or employee of DiamondRock. None of these persons had any relationships with DiamondRock requiring disclosure under applicable rules and regulations of the SEC. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

AUDIT COMMITTEE REPORT

The undersigned members of the Audit Committee of the Board of Directors of DiamondRock Hospitality Company (or DiamondRock) submit this report in connection with the Audit Committee’s review of the financial reports for the fiscal year ended December 31, 2009. We note that we have oversight responsibilities only and that we are not acting as experts in accounting and auditing. We rely without independent verification on the information provided to us and on the representations made by management and the independent auditors. Accordingly, our oversight does not provide an independent basis to determine that DiamondRock’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States or that the audit of DiamondRock’s consolidated financial statements by independent auditors has been carried out in accordance with auditing standards generally accepted in the United States. Management has the primary responsibility for the preparation of DiamondRock’s 2009 consolidated financial statements and the overall reporting process, including the systems of internal control, and has represented to us that DiamondRock’s 2009 consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. We:

1. have reviewed and discussed with management the audited financial statements for DiamondRock for the fiscal year ended December 31, 2009;

2. have discussed with representatives of KPMG LLP the matters required to be discussed with them under the provisions of Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented; and

3. have received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with KPMG LLP the auditors’ independence from the Company and management.

In reliance on the reviews and discussions referred to above, we recommended to our Board of Directors that the audited financial statements be included in DiamondRock’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

Submitted by the Audit Committee:

W. Robert Grafton, Chairperson
Daniel J. Altobello
Maureen L. McAvey
Gilbert T. Ray

OTHER MATTERS

Expenses of Solicitation

We will bear the cost of the solicitation of proxies. In an effort to have as large a representation at the annual meeting as possible, we may solicit proxies, in certain instances, personally or by telephone or mail by one or more of our employees. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock.

Stockholder Proposals for Inclusion in Proxy Statement for 2010 Annual Meeting of Stockholders

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in our proxy statement and form of proxy for our 2011 annual meeting must be received by us no later than the close of business on November 19, 2010. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: DiamondRock Hospitality Company, 6903 Rockledge Drive, Suite 800, Bethesda, MD 20817, Attention: Corporate Secretary

Other Stockholder Proposals

Our Third Amended and Restated Bylaws, or Bylaws, provide that a stockholder who desires to propose any business at an annual meeting of stockholders, other than proposals submitted pursuant to Exchange Act Rule 14a-8, must give us written notice of such stockholder’s intent to bring such business before such meeting. Such notice must be received in writing at our principal executive office not earlier than October 20, 2010 nor later than November 19, 2010, unless our 2011 annual meeting of stockholders is scheduled to take place before March 29, 2011 or after May 28, 2011. Our Bylaws state that such stockholder’s notice must be delivered to the Company’s secretary at the Company’s principal executive office not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered on the later of 150 days prior to the date of such annual meeting, as originally convened, or 10 days following the day on which the date of such meeting is publicly announced. The stockholder’s written notice must set forth a brief description of the business desired to be brought before the meeting and certain other information as set forth in Section 11 of our Bylaws. Stockholders may obtain a copy of our Bylaws by writing to DiamondRock Hospitality Company, c/o Corporate Secretary, 6903 Rockledge Drive, Suite 800, Bethesda MD 20817.

Stockholder Nominations of Directors

Our Bylaws provide that a stockholder who desires to nominate directors at a meeting of stockholders must give us written notice, within the same time period described above for a stockholder who desires to bring business before a meeting, other than pursuant to Exchange Act Rule 14a-8. Notice of a nomination must be delivered to, or mailed and received at, DiamondRock Hospitality Company, c/o Corporate Secretary, 6903 Rockledge Drive, Suite 800, Bethesda MD 20817. As set forth in Section 11 of our Bylaws, the notice must set forth certain information as to each person whom the stockholder proposes to nominate for election as a director, the stockholder giving the notice and certain other persons, if any, identified in the Bylaws.

PHOENIX TECHNOLOGIES LTD. 915 MURPHY RANCH ROAD MILPITAS,CA 95035 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 2 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 234567 234567 234567 1 OF 1 1 234567 234567 234567 234567

½ ½ ½ ½ ½ ½

VOTE BY INTERNET - www.proxyvote.com	____

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
____

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
____ ____
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VOTE BY PHONE - 1-800-690-6903	____

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # à 000000000000
NAME

THE COMPANY NAME INC. - COMMON	SHARES	1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5
THE COMPANY NAME INC. - CLASS A		1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5
THE COMPANY NAME INC. - CLASS B		1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5
THE COMPANY NAME INC. - CLASS C		1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5
THE COMPANY NAME INC. - CLASS D		1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5
THE COMPANY NAME INC. - CLASS E		1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5
THE COMPANY NAME INC. - CLASS F		1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5
THE COMPANY NAME INC. - 401 K		1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR the following:
		☐	☐	☐
1.	Election of Directors Nominees

01	William W. McCarten	02	Daniel J. Altobello	03	W. Robert Grafton	04	Maureen L. McAvey	05	Gilbert T. Ray
06	John L. Williams	07	Mark W. Brugger

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as the independent auditors for DiamondRock Hospitality Company for the fiscal year ending December 31, 2010.	☐	☐	☐

NOTE: The consideration of any other matter that may properly be brought before the Annual meeting or any adjournments or postponements thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, AR/Form 10-K is/ are available at www.proxyvote.com .

DIAMONDROCK HOSPITALITY COMPANY PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2010

The undersigned stockholder of DiamondRock Hospitality Company hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated March 19, 2010, and hereby appoints William J. Tennis and Sean M. Mahoney, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution in each of them, to vote all of the shares of DiamondRock Hospitality Company that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of DiamondRock Hospitality Company to be held at the Bethesda Marriott Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland on Wednesday, April 28, 2010 at 12:00 noon (local time), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. FOR ANY AND ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY SHALL BE VOTED WITH DISCRETIONARY AUTHORITY.

Continued and to be signed on reverse side